Exhibit 10.5

OFFICE LEASE

BAY CENTER OFFICES

Emeryville, California

BAY CENTER OFFICE, LLC

as

LANDLORD,

and

JAMBA JUICE COMPANY

as

TENANT

OFFICE LEASE

Bay Center Offices

Emeryville, California

BASIC LEASE INFORMATION

Lease Date:	July 28, 2006 (for reference purposes only)

Landlord:	Bay Center Office, LLC, a Delaware limited liability company

Tenant:	Jamba Juice Company, a California corporation

Premises:	Approximately 35,635 square feet of Rentable Area located on the entire 2nd floor and a portion of the ground floor of the Building, as shown on the Floor Plans attached to this Lease as Exhibit A.

Term:	Ten (10) years.

Commencement Date	January 1, 2007, subject to extension as provided in Section 3.1.3 and Section 3.1.4.

Expiration Date:	The last day of the month in which the tenth (10th) anniversary of the Commencement Date occurs, subject to the right to extend the term pursuant to Section 3.2.

Base Rent:	Eighty One Thousand Two Hundred Forty Seven and 80/100 Dollars ($81,247.80) per month for the period commencing on the Commencement Date until the last day of the twelfth (12th) full calendar month following the Commencement Date and subject thereafter to increases as specified in Section 4.1.2.

Base Year:	2007

Tenant’s Percentage Share:	29.28% (calculated based upon 121,716 square feet of Rentable Area in the Building as of the Lease Date).

Permitted Use:	General office, product design and testing, including installation of a commercial kitchen and walk-in cooler/freezer, and administrative use.

Security Deposit:	$132,344.00

Parking/Number of Minimum Spaces:	118 unassigned parking stalls as described in Article 30 of the Lease.

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Tenant’s Address:	Before the Commencement Date:

Jamba Juice Company
1700 17th Avenue
San Francisco, CA 94103
Attn: Lease Administration

Following the Commencement Date:

Jamba Juice Company
6475 Christie Avenue
Emeryville, CA 94608
Attn: Lease Administration

With a copy to (whether before or after the Commencement Date):

Cox, Castle & Nicholson LLP
555 Montgomery Street, Suite 1500
San Francisco, CA 94111
Attn: Scott Brooks

Landlord’s Address:	Bay Center Office, LLC
c/o TMG Partners
100 Bush Street, 26th Floor
San Francisco, CA 94104
Attn: Lynn Tolin

Brokers:

Landlord’s Broker:	Colliers International

Tenant’s Broker:	Studley, Inc.

Exhibits and Addenda:

Exhibit A:	Floor Plan(s) of Premises
Exhibit B:	Legal Description of the Land
Exhibit C:	Work Letter Agreement
Exhibit D:	Confirmation of Term
Exhibit E:	Information Regarding Hazardous Materials
Exhibit F:	Bay Center Offices Rules and Regulations
Exhibit G-1:	Depiction of Location of Exterior Signage
Exhibit G-2:	Exterior Flag Signage
Exhibit G-3	Conditions of Approval
Exhibit H:	Janitorial Specifications
Exhibit I:	Depiction of Parking

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OFFICE LEASE

THIS LEASE is made and entered into by and between Landlord and Tenant as of the Lease Date. Landlord and Tenant hereby agree as follows:

1. Definitions.

1.1 Terms Defined. The following terms have the meanings set forth below. Certain other terms have the meanings set forth in the Basic Lease Information or elsewhere in this Lease.

Alterations: Alterations, additions or other improvements to the Premises made by or on behalf of Tenant (but not including the Tenant Improvements).

Anti-Terrorism Law: Any Requirements relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United Sates Bank Secrecy Act the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act and any regulations promulgated under any of them.

Base Operating Expenses and Base Real Estate Taxes: The Operating Expenses and the Real Estate Taxes allocable to the Base Year, including for purposes of the Real Estate Taxes, any reduction in Real Estate Taxes obtained by Landlord after the date hereof as a result of a commonly called Proposition 8 application.

Base Building: The foundation, floor slabs, ceilings, roof, columns, beams, shafts, stairs, stairwells, escalators, elevators, base building restrooms and all common areas (collectively, the “Building Structure”), and the Base Building mechanical, electrical, life safety, plumbing, sprinkler and HVAC systems installed or furnished by Landlord (collectively, the “Building Systems”).

Building: The office building consisting of a five-story office tower located on the Land, and commonly known as 6475 Christie Avenue, Emeryville, California.

Control or Controlled: Ownership of more than fifty percent (50%) of all of the voting stock of a corporation or more than fifty percent (50%) of all of the legal and equitable interest in any other business entity.

CPI: The Consumer Price Index, All Urban Consumers, for San Francisco-Oakland-San Jose, California for All Items (1982-1984=100) (Series ID Number CUURA422SA0) published by the Bureau of Labor Statistics of the United States Department of Labor. If the base year of the CPI is changed, then all calculations pursuant to this Lease that require use of the CPI shall be made by using the appropriate conversion factor published by the Bureau of Labor Statistics (or successor agency) to correlate to the base year of the CPI herein specified. If no such conversion factor is published, then Landlord shall, if possible, make the necessary calculation to achieve such conversion. If such conversion is not in Landlord’s reasonable judgment possible, or if publication of the CPI is discontinued, or if the basis of calculating the CPI is materially changed, then the term “CPI” shall mean (a) comparable statistics on the cost of living, as computed by an agency of the United States Government performing a function similar to the Bureau of Labor Statistics, or (b) if none, by a substantial and responsible periodical or publication of recognized authority most closely approximating the result which would have been achieved by the CPI, as may be determined by Landlord in the exercise of its reasonable good faith business judgment.

Encumbrance: Any ground lease or underlying lease, or the lien of any mortgage, deed of trust, or any other security instrument now or hereafter affecting or encumbering the Project, or any part thereof or interest therein.

Encumbrancer: The holder of the beneficial interest under an Encumbrance.

Environmental Laws: All Requirements relating to the environment, health and safety, or the use, generation, handling, emission, release, discharge, storage or disposal of Hazardous Materials.

Escalation Rent: Tenant’s Percentage Share of the total dollar increase, if any, in Operating Expenses and in Real Estate Taxes, allocable to each calendar year, or part thereof, after the Base Year, over the amount of Base Operating Expenses and Base Real Estate Taxes. If the Building or the Project is less than one hundred percent (100%) occupied during any part of any year (including the Base Year), Landlord shall make an appropriate adjustment of the variable components of Operating Expenses and Real Estate Taxes for that year, as reasonably determined by Landlord using sound accounting and management principles, to determine the amount of Operating Expenses and Real Estate Taxes that would have been incurred during such year if the Building (or the Project, as the case may be) had been one hundred percent (100%) occupied during the entire year (and, if applicable, if the Tenant Improvements in the Building had been fully constructed and the Land, the Building, the Project, and all Tenant Improvements in the Building and the Project had been fully assessed for Real Estate Tax purposes). This amount shall be considered to have been the amount of Operating Expenses and Real Estate Taxes for that year. For purposes hereof, “variable components” include only those component expenses that are affected by variations in occupancy levels.

Executive Order No. 13224: Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism,” as may be amended from time to time.

Force Majeure Event: Any strike, lockout, inability to secure customary materials, supplies or labor through ordinary sources despite commercially reasonable efforts to do so, failure of power, riot, insurrection, act of terrorism, war, fire or other casualty or other reason of a nature beyond the reasonable control of a party to this Lease obligated for performance under this Lease (financial inability excepted).

Hazardous Materials: Petroleum, asbestos, polychlorinated biphenyls, radioactive materials, radon gas, mold, or any chemical, material or substance now or hereafter defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “pollutants,” “contaminants,” “extremely hazardous waste,” “restricted hazardous waste” or “toxic substances,” or words of similar import, under any Environmental Laws.

Impositions: Taxes, assessments, charges, excises and levies, business taxes, licenses, permits, inspection and other authorization fees, transit development fees, assessments or charges for housing funds, service payments in lieu of taxes and any other fees or charges of any kind at any time levied, assessed, charged or imposed by any federal, state or local entity, (i) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises, or the cost or value of any alterations, additions or other improvements to the Premises made by or on behalf of Tenant during the initial improvement of the Premises pursuant to and governed by the Work Letter and any subsequent Alterations; (ii) upon, or measured by, any Rent payable hereunder, including any gross receipts tax; (iii) upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) upon this Lease transaction, or any document to which Tenant is a party creating or transferring any interest or estate in the Premises; or (v) to the extent not included in Operating Expenses, costs, fees and other expenses incurred in connection with providing transportation services as provided by the Owner Participation Agreement, as amended, affecting the Project. Impositions do not include Real Estate Taxes, franchise, transfer, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Imposition.

Land: The parcel of land described on Exhibit B attached to this Lease.

Lease Year: Each consecutive twelve (12) month period during the Term of this Lease, provided that the last Lease Year shall end on the Expiration Date.

Major Alterations: Alterations which (i) may affect the structural portions of the Building, (ii) may affect or interfere with the Building roof, walls, elevators, heating, ventilating, air conditioning, electrical, plumbing, telecommunications, security, life-safety or other Building Systems, (iii) may affect the use and enjoyment by other tenants or occupants of the Building of their premises, (iv) may be visible from outside the Premises, (v) utilize materials or equipment which are inconsistent with Landlord’s standard building materials and equipment for the Building, (vi) result in the imposition on Landlord of any requirement to make any alterations or improvements to any portion of the Building (including handicap access and life safety requirements) in order to comply with Requirements, or (vii) materially increase the cost to clean, maintain or repair, or increase the cost to relet, the Premises.

Minor Alterations: Alterations (i) that are not Major Alterations, (ii) that do not require the issuance of a building or other governmental permit, authorization or approval, (iii) that do not require work to be performed outside the Premises in order to comply with Requirements, and (iv) the cost of which does not exceed Fifty Thousand Dollars ($50,000.00) in any one instance.

Net Worth: The excess of total assets over total liabilities, determined in accordance with generally accepted accounting principles, excluding, however, from the determination of total assets, goodwill and other intangibles.

Operating Expenses: All costs of management, ownership, operation, maintenance, repair and replacement of the Project, including, but not limited to, the following: (i) salaries, wages, benefits and other payroll expenses of employees engaged in the operation, maintenance or repair of the Project; (ii) property management fees and expenses; (iii) rent (or rental value) and expenses for Landlord’s and any property manager’s offices in the Project; (iv) electricity, natural gas, water, waste disposal, sewer, heating, lighting, air conditioning and ventilating and other utilities; (v) janitorial, maintenance, security, life safety and other services, such as alarm service, window cleaning and elevator maintenance and uniforms for personnel providing services; (vi) repair and replacement, resurfacing or repaving of paved areas, sidewalks, curbs and gutters (except that any such work which constitutes a capital improvement shall be included in Operating Expenses only in the manner provided in clause (xv) below); (vii) landscaping, ground keeping, management, operation, and maintenance and repair of all public, private and park areas adjacent to the Building; (viii) materials, supplies, tools and rental equipment; (ix) license, permit and inspection fees and costs; (x) insurance premiums and costs (including an imputed commercially reasonable insurance premium if Landlord self-insures, or a proportionate share if Landlord insures under a “blanket” policy), and the deductible portion of any insured loss (not in excess of Fifty Thousand Dollars ($50,000)) under Landlord’s insurance; (xi) sales, use and excise taxes; (xii) legal, accounting and other professional services for the Project, including costs, fees and expenses of contesting the validity or applicability of any Requirement relating to the Building; (xiii) all assessments and other amounts payable to EmeryBay Commercial Association and any similar entity in connection with the use of the Covered Parking Area; (xiv) depreciation on personal property, including exterior window draperies provided by Landlord and floor coverings in the common areas and other public portions of the Project, and/or rental costs of leased furniture, fixtures, and equipment; (xv) the cost of any capital improvements to the Building or to the Project made at any time that are intended in Landlord’s reasonable judgment as cost-saving or labor-saving devices, or to reduce or eliminate other Operating Expenses or to effect other economies in the operation, maintenance, or management of the Building or the Project, or that are necessary or appropriate in Landlord’s reasonable judgment for the health and safety of occupants of the Building or the Project, or that are required under any Requirements which were not applicable to the Building or the Project as of the date of this Lease, all such costs amortized over such period as Landlord shall reasonably determine based upon the reasonably anticipated useful life of the applicable item at an interest rate of ten percent (10%) per annum, or, if applicable, the rate paid by Landlord on funds borrowed for the purpose of constructing or installing such capital improvements; and (xvi) costs, fees and other expenses incurred in connection with providing transportation services as provided by the Owner Participation Agreement, as amended, affecting the Project. Operating Expenses shall not include any of the following : (A) Real Estate Taxes (which are separately defined below); (B) legal fees, brokers’ commissions or other costs incurred in the negotiation, termination, or extension of leases or in proceedings involving a specific tenant; (C) depreciation, except as set forth above; (D) interest, amortization or other payments on loans to Landlord except as a component of amortization as set forth above; and (E) the cost of capital improvements, except as set forth in clause (xv) above; (F) rent or other amounts payable under any ground lease or master lease, or costs, fees, points or other expenses in connection with any financing or refinancing of all or any part of the Project; (G) costs of correcting any non-compliance of the Project or any part thereof with applicable Requirements in effect as of the Commencement Date; (H) cost for which Landlord is reimbursed, receives a credit or is otherwise compensated (other than tenant reimbursements for Operating Expenses); (I) costs of repair or restoration required due to casualty damage or condemnation (other than commercially reasonable insurance deductible amounts); (J) reserves for anticipated future expenses beyond the current year; (K) advertising, marketing or promotional expenses; (L) interest or penalties incurred as a result of Landlord’s failure to pay any bill as it shall become due unless non-payment is due to Tenant’s default hereunder; (M) costs related to the operation of Landlord as an entity rather than the operation of the Project (including, without limitation, costs of formation of the entity, internal accounting unrelated to operation or management of the Project, legal matters related solely to the maintenance of Landlord as an entity and/or preparation of tax returns) or costs associated with marketing or selling the Project or any interest therein, or converting the Project to a different form of ownership; (N) costs and disbursements, and other expenses incurred in connection with leasing, renovating, or improving space for tenants or other occupants or prospective tenants or occupants of the Project or costs (including, without limitation, permit, license, and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or vacant space; (O) costs of any services sold to tenants or other occupants for which Landlord is entitled to be reimbursed by such tenants or other occupants as an additional charge or rental over and above the base rent and escalation rent payable under the lease with such tenant or other occupant; (P) any costs of charitable or political contributions; (Q) costs incurred by Landlord for use of any portion of the Project for special events, such as, by way of example and without limitation, shows, kiosks, filming, private parties or events; (R) costs of entertainment, dining or travel expenses; (S) gifts, flowers or similar items provided to Tenant, other tenants, vendors, prospective tenants, agents or third parties or the cost of tenant relation parties not expressly authorized in writing by Tenant; (T) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis for comparable buildings; or (U) expenses in connection with goods or services provided to other tenants’ premises when, as to the Premises, Tenant is required under this Lease to separately pay for or provide such goods or services, such as, by way of illustration and not in limitation, costs of after-hours HVAC to other tenants’ premises if Tenant is separately charged for after-hours HVAC service to the Premises. In addition, if in any “Comparison Year” (as hereinafter defined) following the Base Year, a new Operating Expense category (such as, by way of example only and without limitation, earthquake insurance or concierge services) is included in Operating Expenses which was not included in the Operating Expenses during the Base Year, then the cost of such new item shall be added to the Operating Expenses for the Base Year for purposes of determining the amounts payable by Tenant as Escalation Rent under this Lease for such Comparison Year, and during each subsequent Comparison Year, the same amount shall continue to be included in the computation of Operating Expenses for the Base Year, resulting in Operating Expenses for each such Comparison Year including (as to such category of Operating Expenses) only the increase in the cost of such new Operating Expense category over the Base Year, as so adjusted. However, if in any Comparison Year thereafter, such new category item is not included in Operating Expenses, then no such addition shall be made to Operating Expenses for the Base Year. Conversely, when a category of Operating Expenses that was originally included in the Operating Expenses during the Base Year is, in any Comparison Year, no longer included in Operating Expenses, then the cost of such item shall be deleted from the calculation of Operating Expenses during the Base Year for purposes of determining the amounts payable by Tenant for such Comparison Year. The same amount shall continue to be deleted from the calculation of Operating Expenses for the Base Year for each Comparison Year thereafter that the Operating Expense category is so not included. If such category of Operating Expenses is again included in the Operating Expenses for any Comparison Year, then the amount of said Operating Expense category originally included in the Operating Expenses for the Base Year shall again be added back to the Operating Expenses for the Base Year. Subject to the provisions of this definition, the determination of Operating Expenses shall otherwise be made by Landlord in accordance with generally accepted accounting principles and practices consistently applied. The term “Operating Expenses” shall include the following (without duplication): (1) 100% of Operating Expenses, as defined above, paid or incurred with respect to the Building; and (2) the Building’s allocable share of Operating Expenses that pertain to the common areas (including parking areas) of the Project in general. However, the Operating Expenses to which Tenant contributes as a part of Escalation Rent shall in no event include any Operating Expenses paid or incurred with respect to (X) any of the Other Buildings, or (Y) such Other Buildings’ respective allocable share of Operating Expenses that pertain to the common areas (including parking areas) of the Project in general.

Other Buildings: The two other office buildings located on the Land.

Project: The Land, the Building (including, without limitation, the Base Building), the Other Buildings, the surface parking lot behind the Building and the Other Buildings, landscaping, paved walkways, driveways and all other improvements at any time located on the Land, and all appurtenances related thereto, and the ground floor of the enclosed parking facility adjacent to the Land (the “Covered Parking Area”) and all ground level common area associated with the Covered Parking Area, together with ingress thereto and egress therefrom. The Project is sometimes referred to as “Bay Center” or “Bay Center Offices.”

Real Estate Taxes: All taxes, assessments and charges now or hereafter levied or assessed upon, or with respect to, the Building, the Project or any portion thereof, or any personal property of Landlord used in the operation thereof or located therein, or Landlord’s interest in the Building, the Project or such personal property, by any federal, state or local entity, including: (i) all real property taxes and general and special assessments; (ii) charges, fees or assessments for transit, housing, day care, open space, art, police, fire or other governmental services or benefits to the Building or the Project; (iii) service payments in lieu of taxes; (iv) any tax, fee or excise on the use or occupancy of any part of the Building or the Project, or on rent for space in the Building or the Project; (v) any other tax, fee or excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes; and (vi) reasonable fees and expenses, including those of consultants or attorneys, incurred in connection with proceedings to contest, determine or reduce Real Estate Taxes. Real Estate Taxes do not include: (A) franchise, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Real Estate Tax; (B) Impositions and all similar amounts payable by tenants of the Building or the Project under their leases; and (C) penalties, fines, interest or charges due for late payment of Real Estate Taxes by Landlord. If any Real Estate Taxes are payable, or may at the option of the taxpayer be paid, in installments, such Real Estate Taxes shall, together with any interest that would otherwise be payable with such installment, be deemed to have been paid in installments, amortized over the maximum time period allowed by applicable law. The term “Real Estate Taxes” shall include the following (without duplication): (1) 100% of Real Estate Taxes, as defined above, paid or incurred with respect to the Building; and (2) the Building’s allocable share of Real Estate Taxes that pertain to the common areas (including parking areas) of the Project in general. However, the Real Estate Taxes to which Tenant contributes as a part of Escalation Rent shall in no event include any Real Estate Taxes paid or incurred with respect to (X) any of the Other Buildings, or (Y) such Other Buildings’ respective allocable share of Real Estate Taxes that pertain to the common areas (including parking areas) of the Project in general.

Related Company: (i) An entity which Controls, is Controlled by, or is under common Control with Tenant; or (ii) an entity into or with which Tenant is merged or consolidated or (iii) any entity to which all or substantially all (at least ninety percent (90%)) of Tenant’s stock or other equity interests or Tenant’s assets are transferred.

Rent: Base Rent, Escalation Rent and all other additional charges and amounts payable by Tenant in accordance with this Lease.

Requirements: All laws, including Environmental Laws, ordinances, rules, regulations, orders, decrees, permits, and requirements of courts and governmental authorities now or hereafter in effect, including the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.) and Title 24 of the California Code of Regulations and all regulations and guidelines promulgated thereunder; the provisions of any insurance policy carried by Landlord or Tenant on any portion of the Project, or any property therein; the requirements of any independent board of fire underwriters; any directive or certificate of occupancy issued pursuant to any law by any public officer or officers applicable to the Building; the provisions of all recorded documents affecting any portion of the Building, as any such document may be amended from time to time; and all life safety programs, procedures and rules from time to time or at any time implemented or promulgated by Landlord.

Tenant Improvements: Alterations, additions or other improvements, if any, made by Landlord on behalf of Tenant during the initial improvement of the Premises pursuant to and governed by the provisions of the Work Letter.

Tenant Parties: Tenant, all persons or entities claiming by, through or under Tenant, and their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members.

Tenant’s Percentage Share: The percentage figure specified in the Basic Lease Information. Landlord and Tenant acknowledge that Tenant’s Percentage Share has been obtained by dividing the Rentable Area of the Premises, as specified in the Basic Lease Information, by the total Rentable Area of the Building, as specified in the Basic Lease Information, and multiplying the resulting quotient by one hundred (100). In the event Tenant’s Percentage Share is changed during a calendar year by reason of a change in the Rentable Area of the Premises or a change in the total Rentable Area of the Building, Tenant’s Percentage Share shall thereafter mean the result obtained by dividing the then Rentable Area of the Premises by the then total Rentable Area of the Building and multiplying such quotient by one hundred (100). For the purposes of determining Tenant’s Percentage Share of Escalation Rent, Tenant’s Percentage Share shall be determined on the basis of the number of days during such calendar year at each such Percentage Share.

Term: The period from the Commencement Date to the Expiration Date.

USA Patriot Act: The “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

Wattage Allowance: The product obtained by multiplying the Rentable Area of the Premises by 0.6518 KWH per month, but in no event less than six (6) watts of connected load per square feet of Rentable Area of the Premises for all electrical power exclusive of HVAC (as defined below) and Building standard lighting. “Lighting Wattage Allowance” is the product obtained by multiplying the Rentable Area of the Premises by 0.39 KWH per month.

Work Letter: The agreement attached hereto as Exhibit C, which sets forth the respective responsibilities of Landlord and Tenant regarding the design and construction of alterations, additions and improvements to prepare the Premises for occupancy by Tenant.

1.2 Basic Lease Information. The Basic Lease Information is incorporated into and made a part of this Lease. Each reference in this Lease to any Basic Lease Information shall mean the applicable information set forth in the Basic Lease Information, except that in the event of any conflict between an item in the Basic Lease Information and this Lease, this Lease shall control.

1.3 Certain Defined Terms. The parties acknowledge that the Rentable Area of the Premises and the Building have been finally determined by the parties as part of this Lease for all purposes, including the calculation of Tenant’s Percentage Share and will not, except as otherwise provided in this Lease, be changed.

2. Lease of Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the non-exclusive right to use, in common with others, the lobbies, entrances, stairs, elevators, plazas, pedestrian walkways, restrooms, and other public portions of the Building, and all parking areas (subject to the parking area use rights as specified in this Lease), walkways, driveways and other exterior common areas of the Project, all subject to the terms, covenants and conditions set forth in this Lease. All the windows and exterior walls of the Premises, the terraces adjacent to the Premises, if any, and any space in the Premises used for shafts, columns, projections, stacks, pipes, conduits, ducts, electric utilities, sinks or other Building facilities and any non-public portions of the Building (such as the roof), and the use thereof and access thereto through the Premises for the purposes of management, operation, maintenance and repairs, are reserved to Landlord.

3. Term; Condition and Acceptance of Premises.

3.1 Initial Term and Acceptance of Premises.

3.1.1 Initial Term. This Lease shall be effective as of the Lease Date. Except as hereinafter provided, and unless sooner terminated or extended pursuant to the provisions of this Lease, the Term of this Lease shall commence on the Commencement Date and end on the Expiration Date.

3.1.2 Condition of Premises. Except as provided in this Section 3.1.2 and Sections 7.3 and 7.6.1 and except as described in the Work Letter, Tenant agrees to accept the Premises in their “as-is” condition, without any representations or warranties by Landlord, and with no obligation of Landlord to make any alterations or improvements to the Premises or to provide any tenant improvement allowance. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the suitability of the Premises or the Building for the conduct of Tenant’s business. Landlord shall exercise commercially reasonable efforts (without any obligation to engage overtime labor or commence any litigation) to cause Landlord’s Work as described in the Work Letter to be substantially complete on or before September 28, 2006 (the “Target Completion Date”). “Substantially complete” or “substantial completion” of Landlord’s Work as used in this Section 3.1.2 shall mean that Landlord’s Work has been completed except for items of the type customarily found on an architectural punch list, the correction or completion of which will not materially interfere with the construction of the Tenant Improvements pursuant to the Work Letter.

3.1.3 Delay in Completion of Landlord’s Work.

(a) If Landlord fails to cause the Landlord’s Work to be substantially complete on or before the Target Completion Date (regardless of whether such failure is the result of one or more Force Majeure Events (as defined in Section 35.18)), then the Commencement Date shall be extended for the number of days completion of the Landlord’s Work is delayed beyond the Target Completion Date.

(b) If Landlord fails to cause the Landlord’s Work to be substantially complete on or before January 1, 2007, which date shall be subject to extension for delay in substantial completion of Landlord’s Work resulting from the occurrence of one or more Force Majeure Events (such date, as it may be so extended, is referred to herein as the “Outside Completion Date”), Tenant shall have the right to deliver a notice to Landlord (a “Termination Notice”) electing to terminate this Lease effective upon the date occurring five (5) business days following receipt by Landlord of the Termination Notice (the “Effective Termination Date”). The Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Completion Date nor later than five (5) business days after the Outside Completion Date.

The extension of the Commencement Date pursuant to Section 3.1.3(a) and Tenant’s right to terminate this Lease pursuant to Section 3.1.3(b) shall be Tenant’s sole and exclusive remedies at law or in equity for the failure of Landlord to cause the Landlord’s Work to be substantially complete by the Outside Completion Date, and Tenant expressly agrees that Landlord shall not be deemed in default or otherwise liable for any claims, liabilities or damages (including consequential damages) incurred by Tenant by reason of or in connection with such failure. At Landlord’s option, the termination right contained in this Section 3.1.3(b) shall not be exercisable, or, if exercised, shall not be effective, if on the date of exercise of such right Tenant is in default of any obligations under this Lease beyond any applicable cure period.

3.1.4 Delay in Completion of Tenant Improvements. If the completion of the Tenant Improvements is delayed due to a Force Majeure Event or Landlord Delay, the Commencement Date shall be extended for the number of days completion of the Tenant Improvements is actually delayed as a result of such Force Majeure Event or Landlord Delay. For purposes of this Lease, the term “Landlord Delay” shall mean any actual delay in the completion of the Tenant Improvements to the extent such delay is proximately caused by the failure of Landlord to approve or disapprove of drawings, plans, or other required submissions relating to the design or construction of the Tenant Improvements in accordance with and within the time specified in the Work Letter for such approval or disapproval, except to the extent delay under this Section 3.1.4 is attributable to Tenant Delay or to any Force Majeure Event; and provided that no period of Landlord Delay shall commence until Tenant shall have provided written notice to Landlord specifying the facts and circumstances alleged to constitute such Landlord Delay, and the same shall continue without cure or correction for one (1) business day following such notice. For the purposes of this Lease, the term “Tenant Delay” shall mean any delay in the completion of the Tenant Improvements to the extent such delay is proximately caused by the act, omission, neglect or failure of Tenant, Tenant’s Architect, General Contract or any of their respective agents, employees, contractors or subcontractors.

3.1.5 Commencement Memorandum. In the event that the Commencement Date is extended as permitted pursuant to Section 3.1.4, Tenant shall execute and deliver to Landlord, within ten (10) days after request, a Confirmation of Term in the form as set forth in Exhibit D attached to this Lease.

3.2 Option to Extend.

3.2.1 Exercise of Option to Extend Term. Tenant shall have one (1) option (the “Extension Option”) to extend the initial Term for an additional period of five (5) years (the “Extended Term”) provided that the following conditions are satisfied: (i) as of the date of delivery of the Election Notice (as defined below), Tenant is not in economic or material default under this Lease, beyond any applicable notice and cure period expressly set forth in this Lease; (ii) as of the end of the initial Term, Tenant is not in economic or material default under this Lease, beyond any applicable notice and cure period expressly set forth in this Lease; and (iii) Tenant has not previously been in economic or material default under this Lease, beyond any applicable notice and cure period expressly set forth in this Lease, more than twice during the one (1) year period immediately preceding the date that Tenant delivers the Election Notice. To exercise Tenant’s option with respect to the Extended Term, Tenant shall give notice to Landlord not more than eighteen (18) months and not less than twelve (12) months prior to the expiration of the initial Term (“Election Notice”).

3.2.2 Fair Market Rent. If Tenant properly and timely exercises Tenant’s Extension Option pursuant to Section 3.2.1 above, the Extended Term shall be upon all of the same terms, covenants and conditions of this Lease; provided, however, that the Base Rent applicable to the Premises for the Extended Term shall be one hundred percent (100%) of the “Fair Market Rent” for space comparable to the Premises as of the commencement of the Extended Term. “Fair Market Rent” shall mean the annual rental being charged for space comparable to the Premises in buildings comparable to the Building located in Emeryville, Oakland and Berkeley, California, taking into account location, condition, available parking, existing improvements, any improvements to be made, any rental abatement concessions and tenant improvement allowances and the allocation of any brokerage commission costs. Fair Market Rent shall reflect the then prevailing rental structure for comparable space in Emeryville, Oakland and Berkeley, California. For example, if at the time the Fair Market Rent is being determined, the prevailing rent structure for comparable space for comparable lease terms includes periodic rental adjustments or CPI escalations, the Fair Market Rent shall reflect such rental structure. Tenant shall pay all leasing commissions and consulting fees payable in connection with such extensions to the extent arising out of a contractual relationship between Tenant and a broker or consultant and Landlord shall pay all leasing commissions or consulting fees to the extent arising out of a contractual relationship between Landlord and a broker or consultant.

3.2.3 Determination of Rent. Within forty-five (45) days after the date of the Election Notice, Landlord and Tenant shall negotiate in good faith in an attempt to determine Fair Market Rent for the Extended Term. If they are unable to agree within said forty-five (45) day period, then the Fair Market Rent shall be determined as provided in Section 3.2.4 below.

3.2.4 Appraisal. If it becomes necessary to determine the Fair Market Rent for the Premises by appraisal, the real estate appraiser(s) indicated in this Section 3.2.4, each of whom shall be members of the American Institute of Real Estate Appraisers, shall have at least five (5) years experience appraising office space located in the vicinity of the Premises, and shall be appointed and shall act in accordance with the following procedures:

If the parties are unable to agree on the Fair Market Rent within the allowed time, either party may demand an appraisal by giving written notice to the other party, which demand to be effective must state the name, address and qualifications of an appraiser selected by the party demanding the appraisal (“Notifying Party”). Within fifteen (15) days following the Notifying Party’s appraisal demand, the other party (“Non-Notifying Party”) shall either approve the appraiser selected by the Notifying Party or select a second properly qualified appraiser by giving written notice of the name, address and qualification of said appraiser to the Notifying Party. If the Non-Notifying Party fails to select an appraiser within the fifteen (15) day period, the appraiser selected by the Notifying Party shall be deemed selected by both parties and no other appraiser shall be selected. If two (2) appraisers are selected, they shall select a third appropriately qualified appraiser within fifteen (15) days following selection of the second appraiser. If the two (2) appraisers fail to select a third qualified appraiser, the third appraiser shall be appointed by the then presiding judge of the county where the Premises are located upon application by either party.

If only one appraiser is selected, that appraiser shall notify the parties in simple letter form of its determination of the Fair Market Rent for the Premises within fifteen (15) days following his or her selection, which appraisal shall be conclusively determinative and binding on the parties as the appraised Fair Market Rent.

If multiple appraisers are selected, the appraisers shall meet not later than fifteen (15) days following the selection of the last appraiser. At such meeting, the appraisers shall attempt to determine the Fair Market Rent for the Premises as of the commencement date of the Extended Term by the agreement of at least two (2) of the appraisers.

If two (2) or more of the appraisers agree on the Fair Market Rent for the Premises at the initial meeting, such agreement shall be determinative and binding upon the parties hereto and the agreeing appraisers shall forthwith notify both Landlord and Tenant of the amount set by such agreement. If multiple appraisers are selected and two (2) appraisers are unable to agree on the Fair Market Rent for the Premises, each appraiser shall submit to Landlord and Tenant his or her respective independent appraisal of the Fair Market Rent for the Premises, in simple letter form, within fifteen (15) days following appointment of the final appraiser. The parties shall then determine the Fair Market Rent for the Premises by averaging the appraisals; provided that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average.

If only one (1) appraiser is selected, then each party shall pay one-half (1/2) of the fees and expenses of that appraiser. If three (3) appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half (1/2) of the fees and expenses of the third appraiser.

3.2.5 Restriction on Assignment. The Extension Option shall be personal to Jamba Juice Company, a California corporation (“Original Tenant”) or its Permitted Transferee (as defined in Section 17.9.1, below), and shall terminate upon any assignment of this Lease or any sublease of the Premises.

3.2.6 Amendment to Lease. Immediately after the Fair Market Rent has been determined, the parties shall enter into an amendment to this Lease setting forth the Base Rent for the Extended Term and the new expiration date of the Term of the Lease. All other terms and conditions of the Lease shall remain in full force and effect and shall apply during the Extended Term, except that: (i) there shall be no further option to extend the Term beyond a date five (5) years after the expiration of the initial Term, (ii) there shall be no rent concessions, and (iii) there shall be no construction allowance, tenant improvement allowance or similar provisions.

3.3 Early Entry. If Tenant takes possession of or enters into the Premises prior to the Commencement Date for any reason, including for the purposes of preparing the Premises for Tenant’s occupancy pursuant to the Work Letter, such possession or entry shall be subject to all of the terms, covenants and conditions of this Lease, including Tenant’s insurance obligations contained in Article 14 and Tenant’s indemnity obligations contained in Article 16, but excluding Tenant’s obligation to pay Base Rent, Escalation Rent or charges for use of the parking to which Tenant is entitled pursuant to this Lease.

4. Rent.

4.1 Payments and Adjustments of Base Rent.

4.1.1 Obligation to Pay Base Rent. Tenant shall pay Base Rent to Landlord, in advance, in equal monthly installments, commencing on or before the Commencement Date, and thereafter on or before the first day of each calendar month during the Term. If the Commencement Date is other than the first day of a calendar month, Base Rent for the initial fractional calendar month at the commencement of the Term shall be paid upon the Commencement Date, prorated on the basis of a thirty (30) day month.

4.1.2 CPI Adjustments to Base Rent. The Base Rent payable hereunder shall be subject to increase, effective on the first anniversary of the Commencement Date and annually thereafter during the initial Lease Term (each, a “Rent Adjustment Date”), in accordance with the terms of this Section 4.1.2. The Base Rent, as adjusted, shall thereafter be payable by Tenant until the next following Rent Adjustment Date. The Base Rent shall be increased, effective as of each Rent Adjustment Date, to equal the Base Rent payable by Tenant during the twelve (12) month period preceding such Rent Adjustment Date multiplied by a fraction, the numerator of which equals the Anniversary Index (as defined below) and the denominator of which equals the Base Index (as defined below); provided, however, in no event shall the Base Rent increase as of any Rent Adjustment Date by more than five percent (5%) per annum, over the Base Rent most recently in effect prior to such Rent Adjustment Date. For purposes hereof, the “Anniversary Index” shall mean the CPI published most recently preceding the applicable Rent Adjustment Date and the “Base Index” shall mean the CPI published for the corresponding calendar month of the previous year (or if no CPI was published for the corresponding calendar month in the previous year, the CPI for the first month thereafter for which a CPI value was published shall be used, and the result annualized). When the Base Rent payable as of each Rent Adjustment Date is determined, Landlord shall promptly give Tenant written notice of such adjusted Base Rent and the manner in which it was computed. If Landlord fails to give such notice prior to any Rent Adjustment Date, such failure shall not constitute a default on the part of Landlord, nor prejudice Landlord’s right to give such notice at a later date. In that event, Tenant shall pay, with the Base Rent payable in the following month, any unpaid increase in Base Rent, as so adjusted, for the period beginning on the Rent Adjustment Date and ending on the last day of the month in which such notice is given.

4.2 Manner of Rent Payment. All Rent shall be paid by Tenant without notice, demand, abatement, deduction or offset (except as permitted under Section 3.1.3(a), Section 8.4, and Section 12.1), in lawful money of the United States of America, payable to Landlord, at Landlord’s Address as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate by notice to Tenant.

4.3 Additional Rent. All Rent not characterized as Base Rent or Escalation Rent shall constitute additional rent, and if payable to Landlord shall, unless otherwise specified in this Lease, be due and payable thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor. Landlord shall provide to Tenant supporting documentation of such Additional Rent as reasonably requested by Tenant.

4.4 Late Payment of Rent; Interest. Tenant acknowledges that late payment by Tenant of any Rent will cause Landlord to incur administrative costs not contemplated by this Lease, the exact amount of which are extremely difficult and impracticable to ascertain based on the facts and circumstances pertaining as of the Lease Date. Accordingly, if any Rent is not paid by Tenant within five (5) days after the date when due on more than two (2) occasions in any calendar year during the Term, then Tenant shall pay to Landlord, with such Rent, a late charge equal to five percent (5%) of such Rent. Any Rent, other than late charges, due Landlord under this Lease, if not paid when due, shall also bear interest from the date due until paid, at the rate of the greater of (i) ten percent (10%) per annum, or (ii) four percent (4%) plus the prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal as being the base rate on corporate loans at large U.S. money center commercial banks; provided, however, that if such rate of interest shall exceed the maximum rate allowed by law, the interest rate shall be automatically reduced to the maximum rate of interest permitted by applicable law. The parties acknowledge that such late charge and interest represent a fair and reasonable estimate of the administrative costs and loss of use of funds Landlord will incur by reason of a late Rent payment by Tenant, but Landlord’s acceptance of such late charge and/or interest shall not constitute a waiver of Tenant’s default with respect to such Rent or prevent Landlord from exercising any other rights and remedies provided under this Lease, at law or in equity.

5. Calculation and Payments of Escalation Rent. During each full or partial calendar year of the Term subsequent to the Base Year (each such subsequent calendar year, a “Comparison Year”), Tenant shall pay to Landlord Escalation Rent to Landlord in accordance with the following procedures:

5.1 Payment of Estimated Escalation Rent. During the months of November or December of the Base Year and November or December of each subsequent calendar year, or as soon thereafter as practicable, Landlord shall give Tenant notice of its estimate of Escalation Rent due for the next ensuing calendar year. On or before the first day of each month during such next ensuing calendar year commencing at least thirty (30) days following receipt of such estimate notice, Tenant shall pay to Landlord in advance, in addition to Base Rent, one-twelfth (1/12th) of such estimated Escalation Rent. In the event such notice is given after December 1st of any year during the Term, (a) Tenant shall continue to pay Escalation Rent on the basis of the prior calendar year’s estimate until the month commencing at least thirty (30) days after such notice is given, (b) subsequent payments by Tenant shall be based on the estimate of Escalation Rent set forth in Landlord’s notice, and (c) with the first monthly payment of Escalation Rent based on the estimate set forth in Landlord’s notice, Tenant shall also pay the difference, if any, between the amount previously paid for such calendar year and the amount which Tenant would have paid through the month in which such notice is given, based on Landlord’s noticed estimate or, in the alternative, if such amount previously paid by Tenant for such calendar year through the month in which such notice is given exceeds the amount which Tenant would have paid through such month based on Landlord’s noticed estimate, Landlord shall credit such excess amount against the next monthly payments of Escalation Rent due from Tenant. If at any time Landlord reasonably determines that the Escalation Rent for the current calendar year will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for such calendar year commencing at least thirty (30) days thereafter, and subsequent payments by Tenant for such calendar year shall be based upon such revised estimate.

5.2 Escalation Rent Statement and Adjustment. Within one hundred twenty (120) days after the close of each calendar year, or as soon thereafter as practicable (but in no event later than one hundred eighty (180) days after the close of each calendar year unless Landlord is appealing or contesting any Operating Expenses, in which case the date for delivery shall be within 30 days following the completion of such appeal or contest), Landlord shall deliver to Tenant a statement of the actual Escalation Rent for such calendar year, accompanied by a statement prepared by Landlord showing in reasonable detail the Operating Expenses and the Real Estate Taxes comprising the actual Escalation Rent. If Landlord’s statement shows that Tenant owes an amount less than the payments previously made by Tenant for such calendar year, Landlord shall credit the difference first against any sums then owed by Tenant to Landlord and then against the next payment or payments of Rent due Landlord, except that if a credit amount is due Tenant after termination of this Lease, Landlord shall pay to Tenant any excess remaining after Landlord credits such amount against any sums owed by Tenant to Landlord. If Landlord’s statement shows that Tenant owes an amount more than the payments previously made by Tenant for such calendar year, Tenant shall pay the difference to Landlord within thirty (30) days after delivery of the statement.

5.3 Inspection of Operating Expenses Records. In the event Tenant disputes the amount of the actual Escalation Rent set forth in the statement delivered by Landlord to Tenant pursuant to Section 5.2, Tenant shall have the right, at Tenant’s sole cost, after five (5) business days prior written notice to Landlord, to inspect at Landlord’s property management office during normal business hours Landlord’s books and records concerning the Escalation Rent set forth in such statement; provided, however, Tenant shall have no right to conduct such inspection, have an inspection performed by the Accountant as described below, or object to or otherwise dispute the amount of the Operating Expenses and the Real Estate Taxes set forth in any statement, unless Tenant does so within nine (9) months immediately following Landlord’s delivery of the particular statement in question (the “Review Period”); provided, further, that notwithstanding any such timely objection, dispute, and/or inspection, and as a condition precedent to Tenant’s exercise of its right of objection, dispute, and/or inspection as set forth in this Section 5.3, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Article 5 in accordance with such statement provided, however, such payment may be made under protest pending the outcome of any inspection which may be performed by the Accountant as described below. If after such inspection, Tenant still disputes the amount of the Escalation Rent set forth in the statement, Tenant shall have the right and within ninety (90) days thereafter, to cause an independent certified public accountant, as selected by Tenant and approved by Landlord (the “Accountant”), which approval shall not be unreasonably withheld, conditioned or delayed, to commence and complete an inspection of Landlord’s books and records to determine the proper amount of the Escalation Rent incurred and amounts payable by Tenant for the calendar year which is the subject of such statement. Such Accountant shall be engaged by Tenant on a non-contingency fee basis. If such inspection reveals that Landlord has over-charged Tenant, then Landlord shall credit against Tenant’s rental obligations next falling due the amount of such over-charge. If the inspection reveals that the Tenant was undercharged, then within thirty (30) days after the results of such inspection are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge. The payment by Tenant of any amounts pursuant to this Article 5 shall not preclude Tenant from questioning the correctness of any statement provided by Landlord at any time during the Review Period, but the failure of Tenant to object in writing thereto, conduct and complete its inspection and request that Landlord have the Accountant conduct the inspection as described above prior to the expiration of the Review Period shall be conclusively deemed Tenant’s approval of the statement in question and the amount of Escalation Rent shown thereon. The results of any such inspection shall be kept strictly confidential by Tenant and the Accountant, and Tenant and the Accountant must agree in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Project. All costs and expenses of Tenant’s Accountant shall be paid by Tenant unless it is finally determined that Landlord’s statement overstated the actual Operating Expenses and Real Estate Taxes for the applicable calendar year by five percent (5%) or more, in which case Landlord shall pay the reasonable costs of Tenant’s Accountant for the inspection of Landlord’s records, up to a maximum amount of Ten Thousand Dollars ($10,000.00).

5.4 Proration for Partial Year. If the Commencement Date is other than the first day of a calendar year or if this Lease terminates other than on the last day of a calendar year (other than due to an Event of Default), the amount of Escalation Rent for such fractional calendar year shall be prorated on a daily basis. Upon such termination, Landlord may, at its option, calculate the adjustment in Escalation Rent prior to the time specified in Section 5.2 above. Tenant’s obligation to pay Escalation Rent, as set forth in Section 5.2, above, shall survive the expiration or termination of this Lease.

6. Impositions Payable by Tenant. Tenant shall pay all Impositions prior to delinquency. If billed directly to Tenant, Tenant shall pay such Impositions and concurrently deliver to Landlord evidence of such payments. If any Impositions are billed to Landlord or included in bills to Landlord for Real Estate Taxes or other charges, then Tenant shall pay to Landlord all such amounts within thirty (30) days after delivery of Landlord’s invoice therefor. If applicable law prohibits Tenant from reimbursing Landlord for an Imposition, but Landlord may lawfully increase the Base Rent to account for Landlord’s payment of such Imposition, the Base Rent payable to Landlord shall be increased to net to Landlord the same return without reimbursement of such Imposition as would have been received by Landlord with reimbursement of such Imposition. Tenant’s obligation to pay Impositions which have accrued and remain unpaid upon the expiration or earlier termination of this Lease shall survive the expiration or earlier termination of this Lease.

7. Use of Premises.

7.1 Permitted Use. The Premises shall be used solely for the Permitted Use and for no other use or purpose.

7.2 No Violation of Requirements. Tenant shall not do or permit to be done, or bring or keep or permit to be brought or kept, in or about the Premises, or any other portion of the Building or the Project, anything which (i) is prohibited by, will in any way conflict with, or would invalidate any Requirements; or (ii) would cause a cancellation of any insurance policy carried by Landlord or Tenant, or give rise to any defense by an insurer to any claim under any such policy of insurance, or increase the existing rate of or adversely affect any insurance policy carried by Landlord, or subject Landlord to any liability or responsibility for injury to any person or property; or (iii) will in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them. If Tenant does or permits anything to be done which increases the cost of any of Landlord’s insurance, or which results in the need, in Landlord’s reasonable judgment, for additional insurance by Landlord or Tenant with respect to any portion of the Premises, the Building or the Project, then Tenant shall reimburse Landlord, within thirty (30) days following written demand therefor accompanied by reasonable supporting documentation, for any such additional costs or the costs of such additional insurance, and/or procure such additional insurance at Tenant’s sole cost and expense. Exercise by Landlord of such right to require reimbursement of additional costs (including the costs of procuring of additional insurance) shall not limit or preclude Landlord from prohibiting Tenant’s impermissible use of the Premises or from invoking any other right or remedy available to Landlord under this Lease.

7.3 Compliance with Legal, Insurance and Life Safety Requirements. Tenant, at its cost and expense, shall promptly comply with all Requirements which relate to or arise out of: (i) Tenant’s particular use of or activities in the Premises, as opposed to general office use, (ii) the Tenant Improvements and any Alterations, (iii) the Base Building but only to the extent such obligations are triggered by the Tenant Improvements or any Alterations, or Tenant’s particular use of or activities in the Premises; and (iv) any acts or omissions of Tenant or any other Tenant Parties. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding involving Tenant, whether or not Landlord is party thereto, that Tenant is in non-compliance with any Requirement shall be conclusive of that fact. Notwithstanding the foregoing, Landlord shall be responsible for complying with all Requirements which relate to or arise out of Landlord’s Work and all Requirements which relate to the Base Building, provided that Landlord’s failure to comply with such Requirements would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would otherwise materially adversely affect Tenant’s use of or access to the Premises, and provided further, that nothing contained herein shall be deemed to prohibit Landlord from obtaining a variance or relying upon a grandfathered right in order to achieve such compliance. Any costs or expenses incurred by Landlord under this Section 7.3 (other than those relating to Landlord’s Work) shall be included in Operating Expenses to the extent not excluded from the definition of Operating Expenses; provided, however, that if Landlord’s compliance pursuant to this Section 7.3 shall be required as a result of Tenant’s particular use of or activities in the Premises, the Tenant Improvements or Alterations to the Premises, Tenant shall reimburse Landlord for the cost of such compliance within thirty (30) days after request.

7.4 No Nuisance. Tenant shall not (i) do or permit anything to be done in or about the Premises, or any other portion of the Project, which would injure or annoy, or obstruct or interfere with the rights of, Landlord or other occupants of the Project, or others lawfully in or about the Project; (ii) use or allow the Premises to be used in any manner inappropriate for comparable office buildings in Emeryville, Oakland and Berkeley, California, or for any improper or objectionable purposes (provided that Landlord agrees that the operations of Tenant in accordance with the Permitted Use shall not constitute a violation of this Section); or (iii) cause, maintain or permit any nuisance or waste in, on or about the Premises, or any other portion of the Project.

7.5 Hazardous Materials.

7.5.1 Compliance with Environmental Laws. Without limiting the generality of Section 7.3 above, Tenant and all other Tenant Parties shall at all times comply with all applicable Environmental Laws with respect to the use and occupancy of any portion of the Project pursuant to this Lease. Tenant and all other Tenant Parties shall not generate, store, handle, or otherwise use, or allow, the generation, storage, handling, or use of, Hazardous Materials in the Premises or transport the same through the Project, except for limited quantities of standard office, kitchen, janitorial or other cleaning supplies required for Tenant’s operation in accordance with the Permitted Use, or as otherwise permitted in the Rules and Regulations (such supplies being referred to herein as “Customary Permitted Materials”). Tenant shall use and dispose of such Hazardous Materials in strict compliance with all applicable Requirements, including all Environmental Laws. In the event of a release of any Hazardous Materials caused by, or due to the act or neglect of, Tenant or any other Tenant Parties (other than Customary Permitted Materials), Tenant shall immediately notify Landlord and take such remedial actions as Landlord may direct in Landlord’s sole discretion as necessary or appropriate to abate, remediate and/or clean up the same. If so elected by Landlord by notice to Tenant, Landlord shall take such remedial actions on behalf of Tenant at Tenant’s sole cost and expense. In any event, Landlord shall have the right, without liability or obligation to Tenant, to direct and/or supervise Tenant’s remedial actions and to specify the scope thereof and specifications therefor. Tenant and the other Tenant Parties shall use, handle, store and transport any Hazardous Materials in accordance with applicable Environmental Laws, and shall notify Landlord of any notice of violation of Environmental Laws which it receives from any governmental agency having jurisdiction. In no event shall Landlord be designated as the “generator” on, nor shall Landlord be responsible for preparing, any manifest relating to Hazardous Materials generated or used by Tenant or any other Tenant Parties.

7.5.2 California Health & Safety Code Section 25359. Additional information regarding environmental conditions at the Project is included in Exhibit E to this Lease, which is attached hereto and incorporated by reference herein.

7.6 Special Provisions Relating to The Americans With Disabilities Act of 1990.

7.6.1 Allocation of Responsibility to Landlord. As between Landlord and Tenant, Landlord shall be responsible that the Landlord’s Work (to the extent applicable to the Landlord’s Work) and the public entrances, stairways, corridors, elevators and elevator lobbies and other public areas in the Building comply with the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq., The Provisions Governing Public Accommodations and Services Operated by Private Entities), and all regulations promulgated thereunder, and all amendments, revisions or modifications thereto now or hereafter adopted or in effect in connection therewith (hereinafter collectively referred to as the “ADA”), and to take such actions and make such alterations and improvements as are necessary for such compliance. All costs incurred by Landlord in discharging its responsibilities under this Section 7.6.1 shall be included in Operating Expenses as provided in Section 1.1.

7.6.2 Allocation of Responsibility to Tenant. As between Landlord and Tenant, Tenant, at its sole cost and expense, shall be responsible that the Premises, the Tenant Improvements, all Alterations to the Premises, Tenant’s use and occupancy of the Premises, and

Tenant’s performance of its obligations under this Lease, comply with the requirements of the ADA, and to take such actions and make such Alterations as are necessary for such compliance; provided, however, that Tenant shall not make any such Alterations except upon Landlord’s prior written consent pursuant to the terms and conditions of this Lease. Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any claim, demand, cause of action, obligation, liability, loss, cost or expense (including reasonable attorneys’ fees) which may be asserted against or incurred by Landlord as a result of Tenant’s failure in any respect to comply with its obligations set forth in this Section 7.6.2. Tenant’s indemnity obligations set forth in the immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

7.6.3 General. Notwithstanding anything in this Lease to the contrary, no act or omission of Landlord, including any approval, consent or acceptance by Landlord or Landlord’s agents, employees or other representatives, shall be deemed an agreement, acknowledgment, warranty, or other representation by Landlord that Tenant has complied with the ADA or that any action, alteration or improvement by Tenant complies or will comply with the ADA or constitutes a waiver by Landlord of Tenant’s obligations to comply with the ADA under this Lease or otherwise. Any failure of Landlord to comply with the obligations of the ADA shall not relieve Tenant from any obligations under this Lease or constitute or be construed as a constructive or other eviction of Tenant or disturbance of Tenant’s use and possession of the Premises.

8. Building Services.

8.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Term, subject to any limitations imposed by governmental rules, regulations and guidelines applicable thereto:

8.1.1 Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 6:00 P.M. Monday through Friday (collectively, the “Building Hours”), except for the date of observance of New Year’s Day, Martin Luther King Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, the day immediately following Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other State of California or nationally recognized legal holidays which are observed by other comparable buildings in the area of Emeryville, Oakland and Berkeley, California (collectively, the “Holidays”).

8.1.2 Landlord shall cause to be furnished to Tenant electricity up to the Wattage Allowance for lighting and the operation of electrically-powered office equipment.

8.1.3 Landlord shall bear the cost of replacement of lamps, starters and ballasts for Building standard lighting fixtures within the Premises. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

8.1.4 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the common areas of the Building.

8.1.5 Landlord shall provide janitorial services to the Premises, except the dates of observance of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building and not less than the specification attached hereto as Exhibit H.

8.1.6 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, shall have at least one elevator available at all other times, including on the Holidays.

8.1.7 Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

8.1.8 Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

8.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, (i) install in the Premises (A) lighting and equipment, the aggregate average daily power usage of which exceeds the Wattage Allowance, or which requires a voltage above capacities of the existing applicable panel for those circuits that are currently being used for Tenant’s Premises, (B) heat-generating equipment (other than normal office equipment) or lighting other than lights standard for the Building, or (C) supplementary air conditioning facilities, or (ii) permit occupancy levels in excess of one person per one hundred fifty (150) square feet of Rentable Area. If, pursuant to this Section 8.2, heat-generating equipment (other than normal office equipment) or lighting other than Building standard lights are installed or used in the Premises, or occupancy levels are greater than set forth above, or if the Premises or fixtures therein are reconfigured by Alterations, and such equipment, lighting, occupancy levels or Premises reconfiguration affects the temperature otherwise maintained by the Building air conditioning system, or if equipment is installed in the Premises which requires a separate temperature-controlled room, Landlord may, at Landlord’s election after notice to Tenant or upon Tenant’s request, install supplementary air conditioning facilities in the Premises, or otherwise modify the ventilating and air conditioning serving the Premises, in order to maintain the temperature otherwise maintained by the Building air conditioning system or to serve such separate temperature-controlled room. Tenant shall pay the cost of any transformers, additional risers, panel boards and other facilities if, when and to the extent required to furnish power for, and all maintenance and service costs of, any supplementary air conditioning facilities or modified ventilating and air conditioning, or for lighting and/or equipment the power usage of which exceeds the standards set forth in this Section 8.2. The capital, maintenance and service costs of such facilities and modifications shall be paid by Tenant as Rent. Landlord, at its election, may also install and maintain an electric current meter or water meter (together with all necessary wiring and related equipment) at the Premises to measure the power and/or water usage of such lighting, equipment or ventilation and air conditioning equipment, or may otherwise cause such usage to be measured by reasonable methods, the cost in all instances to be shared equally by Landlord and Tenant. If Tenant desires services in additional amounts than set forth in Section 8.1 above, or any other services that are not provided for in this Lease, Tenant shall make a request for such services to Landlord with such advance notice as Landlord may reasonably require. If Tenant desires services at different times than set forth in Section 8.1 above, Tenant shall notify Landlord and Landlord shall provide such after-hours services provided that Tenant shall pay Landlord’s charges for such services within thirty (30) days after Tenant’s receipt of Landlord’s invoice. Electricity shall be charged at Landlord’s actual cost; the initial charge for HVAC service provided by the Building central system shall be a rate of $39.87 per hour per zone (the “HVAC Additional Rate”), and the parties acknowledge there are two (2) zones in the portion of the Premises located on the second floor and one (1) zone in the portion of the Premises located on the ground floor for HVAC service; the additional charge for lighting services provided by the Building central system shall be at a rate of $6.85 per hour per zone (the “Lighting Additional Rate”) and the parties acknowledge there are three (3) zones in the portion of the Premises located on the second floor and one (1) zone on the portion of the Premises located on the ground floor for lighting service; provided, however, Landlord shall have the right from time to time during the Term, to increase the HVAC Additional Rate and the Lighting Additional Rate to reflect increases in Landlord’s actual cost for providing additional HVAC service and lighting service. However, if Tenant is charged for such after-hours HVAC or lighting usage, then in no event shall Operating Expenses include costs of HVAC service or lighting service for the premises of other Building occupants during after-hours periods.

8.3 Maintenance of Building. Landlord shall maintain the Building and the Project (other than the Premises and the premises of other tenants of the Project) in good order and condition, except for ordinary wear and tear, damage by casualty or condemnation, or damage occasioned by the act or omission of Tenant or other Tenant Parties (to the extent not covered by insurance maintained by Landlord), which damage shall be repaired by Landlord at Tenant’s expense. Landlord’s maintenance of, and provision of services to, the Project shall be performed in a manner consistent with that of comparable office buildings in the Emeryville, Oakland and Berkeley, California area. Landlord shall have the right in connection with its maintenance of the Building and the Project hereunder (i) to change the arrangement and/or location of any amenity, installation or improvement in the public entrances, stairways, corridors, elevators and elevator lobbies, and other public areas in the Building or the Project, and (ii) to utilize portions of the public areas in the Building and the Project from time to time for entertainment, displays, product shows, leasing of kiosks or such other uses that in Landlord’s sole judgment tend to attract the public, so long as such uses do not materially interfere with or impair Tenant’s access to or use or occupancy of the Premises or the parking areas.

8.4 Interruption of Use.

8.4.1 If solely as a result of Landlord’s gross negligence or willful misconduct, Landlord fails to provide an Essential Service (as defined in Section 8.4.2 below) which Landlord is required to provide to the Premises pursuant to the terms of Section 8.1 (an “Abatement Condition”), which prevents Tenant from occupying all or a material portion of the Premises (the “Abatement Space”), then Base Rent and Escalation Rent payable hereunder shall abate, provided the following additional conditions are satisfied in each instance:

8.4.1.1 With respect to the Abatement Condition in question, Tenant shall give notice to Landlord of the occurrence thereof, which notice shall designate the cause or suspected cause of the Abatement Condition, if known to Tenant, and the portion of the

Premises which is not usable by Tenant, and the Abatement Condition in question shall continue after Tenant has given such notice for a period of not less than five (5) consecutive days; and

8.4.1.2 Tenant, solely because of the occurrence of the Abatement Condition, shall actually vacate the Abatement Space for not less than five (5) consecutive days after giving its notice to Landlord of the Abatement Condition.

8.4.2 If, with respect to any Abatement Condition, the conditions contained in Sections 8.4.1.1 and 8.4.1.2 are fulfilled, then Base Rent and Escalation Rent shall abate in the proportion that the rentable square foot area of the Abatement Space actually vacated bears to the rentable square foot area of the Premises, for a period equal to the lesser of (A) the period during which Tenant has actually vacated the Abatement Space, or (B) the period of time between Tenant’s having vacated the Abatement Space and the date Tenant receives notice from Landlord that the Abatement Condition has been cured, provided that such time periods shall not commence to run until the day after Tenant gives Landlord notice of the Abatement Condition as required above. For purposes of this Section 8.4.2, vacation of the Abatement Space shall not require Tenant to remove furniture, fixtures or equipment. Tenant shall be deemed to have vacated the Abatement Space if, due to the Abatement Condition, the Abatement Space is not useable by Tenant, and Tenant does not in fact conduct any business in or use the Abatement Space. Nothing contained herein shall limit Tenant’s right to an abatement of Rent or termination of this Lease in the case of a casualty as provided in Section 12.1 or in the case of a taking as provided in Section 13.1 hereof. In addition, if such failure persists for more than thirty (30) consecutive days during the last six (6) months of the original Term (even if Tenant has negotiated a renewal or extension of this Lease) and such failure has caused Tenant’s business operations to be materially reduced or diminished, Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord. For purposes hereof, an “Essential Service” shall mean the standard mechanical, electrical or other systems (e.g., HVAC, life safety or automatic fire extinguisher/sprinkler system) serving the Premises in common with other premises to the extent Landlord is required to provide such services to the Premises pursuant to the terms of this Article 8.

8.4.3 Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, any Force Majeure Event, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 8.

9. Maintenance of Premises. Tenant shall, at all times during the Term, at Tenant’s cost and expense, keep the Premises (other than elements of the Building or Project to be maintained or repaired by Landlord pursuant to this Lease) in good condition and repair, except for ordinary wear and tear and damage by casualty or condemnation. Except as may be specifically set forth in this Lease (including the Work Letter), Landlord has no obligation to alter, remodel, improve, repair, decorate or paint the Premises, or any part thereof, or any obligation respecting the condition, maintenance and repair of the Premises or any other portion of the Building. Tenant hereby waives all rights, including those provided in California Civil Code Sections 1941 and 1942 or any successor statute, to make repairs which are Landlord’s obligation under this Lease at the expense of Landlord or to receive any setoff or abatement of Rent or in lieu thereof to vacate the Premises or terminate this Lease.

10. Alterations to Premises. All Alterations shall be made in accordance with the Building-standard procedures, specifications, and details (including the standard for construction and quality of materials in the Project) as then established by Landlord, all applicable Requirements, and the provisions of this Article 10.

10.1 Landlord Consent; Procedure. Tenant shall not make or permit to be made any Alterations without Landlord’s prior written consent, which consent shall not be unreasonably withheld.

10.2 General Requirements.

10.2.1 All Alterations shall be designed and performed by Tenant at Tenant’s cost and expense; provided, however, that if any Alterations require work to be performed outside the Premises, Landlord may elect to perform such work at Tenant’s expense.

10.2.2 All Alterations shall be performed only by contractors, engineers or architects approved by Landlord, and shall be made in accordance with complete and detailed architectural, mechanical and engineering plans and specifications approved in writing by Landlord. Landlord shall not unreasonably withhold, condition or delay its approval of any such contractors, engineers, architects, plans or specifications; provided, however, that Landlord may specify contractors, engineers or architects to perform work affecting the structural portions of the Project or the Building Systems. Tenant shall engage only labor that is harmonious and compatible with other labor working in the Project. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance.

10.2.3 Prior to commencement of the Alterations, Tenant shall deliver to Landlord any building or other permit required by Requirements in connection with the Alterations. In addition, Tenant shall require its general contractor to carry and maintain the following insurance at no expense to Landlord, and Tenant shall furnish Landlord with satisfactory evidence thereof prior to the commencement of construction of the Alterations: (A) commercial general liability insurance with limits of not less than Two Million Dollars ($2,000,000.00) combined single limit for bodily injury and property damage, including personal injury and death, and products and completed operations coverage in an amount not less than Two Million Dollars ($2,000,000.00) in the aggregate; (B) commercial automobile liability insurance with a policy limit of not less than Two Million Dollars ($2,000,000.00) each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, symbol 1 “any auto” provided that Tenant has owned automobiles, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (C) worker’s compensation with statutory limits and employer’s liability insurance with a limit of not less than One Million Dollars ($1,000,000.00) per occurrence. All insurance required by this Article 10 shall be issued by solvent companies qualified to do business in the State of California, and with a Best & Company rating of A:VIII or better. All such insurance policies (except workers’ compensation and employer’s liability insurance) shall (i) provide that Landlord, Landlord’s managing agent, any Encumbrancer, and any other person requested by Landlord is designated as an additional insured with respect to liability arising out of work performed by or for Tenant’s general contractor without limitation as to coverage afforded under such policy pursuant to an endorsement providing coverage at least as broad as ISO form CG 20 10 07 04 and CG 20 37 10 01 or their equivalent, provided that such endorsement is commercially available and the premium for such endorsement is commercially reasonable (2) specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it, and (3) provide that the insurer agrees not to cancel the policy without at least thirty (30) days’ prior written notice to all additional insureds (except in the event of a cancellation as a result of nonpayment, in which event the insurer shall give all additional insureds at least ten (10) days’ prior notice). Tenant shall cause Tenant’s general contractor to notify Landlord within ten (10) days after any material modification of any policy of insurance required under this Article. Upon Landlord’s request, Tenant shall deliver complete certified copies of such policies. Tenant’s general contractor shall furnish Landlord evidence of insurance for its subcontractors as may be reasonably required by Landlord. Tenant acknowledges and agrees that Landlord may require other types of insurance coverage and/or increase the insurance limits set forth above if Landlord determines such increase is required to protect adequately the parties named as insureds or additional insureds under such insurance and if such coverage or increase is customarily required of tenants comparable to Tenant leasing space comparable to the Premises.

10.2.4 Tenant shall promptly commence construction of Alterations, cause such Alterations to be constructed in a good and workmanlike manner and in such a manner and at such times so that any such work shall not disrupt or interfere with the use, occupancy or operations of other tenants or occupants of the Project, and complete the same with due diligence as soon as possible after commencement.

10.2.5 All trash which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant at its own expense from the Premises and the Project.

10.3 Landlord’s Right to Inspect. Landlord or its agents shall have the right (but not the obligation) to inspect the construction of Alterations, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall (i) be deemed to create any liability on the part of Landlord, or (ii) constitute a representation by Landlord that the work so inspected conforms with such plans or complies with any applicable Requirements, or (iii) give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans. In addition, under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors, mechanics or engineers, design or construction of any Alteration, or delay in completion of any Alteration.

10.4 Tenant’s Obligations Upon Completion. Promptly following completion of any Alterations, Tenant shall (i) furnish to Landlord “as-built” drawings or marked construction drawings showing the Alterations as made and constructed in the Premises, (ii) cause a timely notice of completion to be recorded in the Office of the Recorder of the County of Alameda in accordance with Civil Code Section 3093 or any successor statute, and (iii) if requested by Landlord, deliver to Landlord evidence of full payment and unconditional final waivers of all liens for labor, services, or materials in excess of Ten Thousand Dollars ($10,000.00) in the aggregate.

10.5 Repairs. If any part of the Building Systems shall be damaged during the performance of Alterations, Tenant shall promptly notify Landlord, and Landlord may elect to repair such damage at Tenant’s expense. Alternatively, Landlord may require Tenant to repair such damage at Tenant’s sole expense using contractors approved by Landlord.

10.6 Ownership and Removal of Alterations.

10.6.1 Ownership. All permanently affixed Alterations shall become a part of the Project and immediately belong to Landlord without compensation to Tenant, unless Landlord consents otherwise in writing; provided, however, that equipment and movable furniture shall remain the property of Tenant.

10.6.2 Removal. If required by Landlord, Tenant, prior to the expiration of the Term or termination of this Lease, shall, at Tenant’s sole cost and expense, (i) remove any or all Alterations, (ii) restore the Premises to the condition existing prior to the installation of such Alterations, and (iii) repair all damage to the Premises or Project caused by the removal of such Alterations; provided that Landlord may only so require removal of items which Landlord notified Tenant at the time of Landlord’s approval of the installation thereof (or within ten (10) days after Landlord’s first learning of the installation thereof if not requiring Landlord’s approval for installation) that such items would be subject to such requirement for removal. If removal of Alterations is so required by Landlord, Tenant shall use a contractor reasonably approved by Landlord for such removal and repair. Subject to the foregoing provisions regarding removal, all Alterations shall be Landlord’s property and at the expiration of the Term or termination of this Lease shall remain on the Premises without compensation to Tenant.

10.7 Minor Alterations. Notwithstanding any provision in the foregoing to the contrary, Tenant may construct Minor Alterations in the Premises without Landlord’s prior written consent, but with prior notification to Landlord. Before commencing construction of Minor Alterations, Tenant shall submit to Landlord such documentation as Landlord may reasonably require to determine whether Tenant’s proposed Alterations qualify as Minor Alterations. Except to the extent inconsistent with this Section 10.7, Minor Alterations shall otherwise comply with the provisions of this Article 10. All references in this Lease to “Alterations” shall mean and include Minor Alterations, unless specified to the contrary.

10.8 Landlord’s Expenses. In connection with installing or removing Alterations, Tenant shall pay all reasonable out-of-pocket fees and costs incurred by Landlord for review and approval of Tenant’s plans, specifications and working drawings, and administration by Landlord of the construction, installation or removal of Alterations, and restoration of the Premises to their previous condition. Tenant shall pay the amount of all fees and costs owing pursuant to this Section 10.8 within thirty (30) days after receipt from Landlord of a statement or invoice therefor, accompanied by reasonable supporting documentation.

11. Liens. Tenant shall keep the Premises, the Building and the Project free from any liens arising out of any work performed or obligations incurred by or for, or materials furnished to, Tenant pursuant to this Lease or otherwise. Landlord shall have the right to post and keep posted on the Premises any notices required by law or which Landlord may deem to be proper for the protection of Landlord, the Premises, the Building and the Project from such liens and to take any other action at the expense of Tenant that Landlord deems necessary or appropriate to prevent, remove or discharge such liens. Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any claim, demand, cause of action, obligation, liability, loss, cost or expense (including reasonable attorneys’ fees) which may be asserted against or incurred by Landlord as a result of Tenant’s failure to comply with the foregoing obligation (which indemnity obligation shall survive the expiration or earlier termination of this Lease).

12. Damage or Destruction.

12.1 Obligation to Repair. Except as otherwise provided in this Article 12, if the Premises, or any other portion of the Building or the Project necessary for Tenant’s use and occupancy of the Premises, are damaged or destroyed by fire or other casualty, Landlord shall, as soon as reasonably practicable (but in no event more than sixty (60) days after such event), notify Tenant of the estimated time, in Landlord’s reasonable judgment, required to repair such damage or destruction. If Landlord’s estimate of time is less than two hundred seventy (270) days after the date of damage or destruction, then (i) Landlord shall proceed with all due diligence to repair the Premises, and/or the portion of the Building or the Project necessary for Tenant’s use and occupancy of the Premises, to substantially the condition existing immediately before such damage or destruction, as permitted by and subject to then applicable Requirements; (ii) this Lease shall remain in full force and effect; and (iii) to the extent such damage or destruction either (1) did not result from the negligence or willful misconduct of Tenant or other Tenant Parties, or (2) did result from the negligence or willful misconduct of Tenant or other Tenant Parties but is covered under the rental loss (or comparable) insurance coverage maintained by Landlord, Base Rent and Escalation Rent shall abate for such part of the Premises rendered unusable by Tenant in the conduct of its business during the time such part is so unusable, in the proportion that the Rentable Area contained in the unusable part of the Premises bears to the total Rentable Area of the Premises (provided that Base Rent and Escalation Rent shall be fully abated during such period to the extent that operation for business from the unaffected portions of the Premises is not reasonably practicable).

12.2 Landlord’s Election. If Landlord determines that the necessary repairs cannot be completed within two hundred seventy (270) days after the date of damage or destruction, or if such damage or destruction arises from causes not covered by Landlord’s insurance policy then in force and such uninsured costs to repair exceeds Twenty Five Thousand and 00/100 Dollars ($25,000.00), Landlord may elect, in its notice to Tenant pursuant to Section 12.1, to (i) terminate this Lease or (ii) repair the Premises or the portion of the Building or the Project necessary for Tenant’s use and occupancy of the Premises pursuant to the applicable provisions of Section 12.1 above. If Landlord terminates this Lease, then this Lease shall terminate as of the date of occurrence of the damage or destruction. Notwithstanding anything to the contrary contained in this Section 12.2, Landlord may terminate this Lease pursuant to this Section 12.2 only if Landlord shall terminate the leases of all other tenants in the Building similarly affected by the casualty and with respect to which Landlord has a comparable termination right, it being agreed that Landlord shall not be entitled to use its rights under this Section to terminate only “below market” leases. If Landlord elects to terminate the Lease as a result of an uninsured casualty, Tenant shall have the right to nullify such termination by depositing with Landlord within ten (10) days after Landlord’s notice of termination the estimated amount to repair the damage or destruction arising from causes not covered by Landlord’s insurance policy in excess of Twenty Five Thousand and 00/100 Dollars ($25,000.00).

12.3 Tenant’s Election. Landlord shall, as soon as reasonably practicable (but in no event more than sixty (60) days after an event of damage or destruction) notify Tenant if Landlord determines that the necessary repairs cannot be completed within two hundred seventy (270) days after the date of such damage or destruction. Tenant may elect within thirty (30) days after Tenant’s receipt of Landlord’s notice to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant’s notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such termination notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed for any reason (other than the act, omission, neglect or failure of Tenant) within three hundred thirty (330) days after the date of such damage or destruction, then Tenant shall have the right to terminate this Lease within five (5) business days following the end of such three hundred thirty (330) day period.

12.4 Cost of Repairs. Landlord shall pay the cost for repair of the Building, the Project, the Landlord’s Work, the Tenant Improvements and any Alterations made to the Premises by Tenant. Such restoration shall be to substantially the same condition of the Building, the Project, the Landlord’s Work, the Tenant Improvements and Alterations made to the Premises by Tenant prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project. Upon the occurrence of any damage to the Premises, if this Lease is not terminated, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under clause (ii) of Section 14.1.3. of this Lease which pertain to work to be performed by Landlord; provided that if as a result of Tenant’s failure to obtain or maintain all of the insurance required of Tenant under this Lease, the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, then the cost of such repairs shall be paid by Tenant to Landlord in accordance with a reasonable progress payment schedule, or, in the event Tenant is not the Original Tenant or a Related Company, then prior to Landlord’s commencement of repair of the damage; provided further, however, Tenant shall be obligated to pay to Landlord the deductible amount associated with all insurance proceeds that Tenant assigns to Landlord. To the extent replacement or repair thereof is desired by Tenant, Tenant shall be obligated to replace or repair, at Tenant’s cost and expense, Tenant’s movable office furniture, trade fixtures, office equipment, merchandise, and all other items of Tenant’s property in, on, at, or about the Premises and the Project which Tenant shall be responsible for insuring during the Term of this Lease.

12.5 Damage at End of Term. Notwithstanding anything to the contrary contained in this Article 12, if the Premises, or any other portion thereof or of the Building, are damaged or destroyed by fire or other casualty within the last eighteen (18) months of the Term, then Landlord shall have the right, in its sole discretion, to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such event. Such termination shall be effective on the date specified in Landlord’s notice to Tenant, but in no event later than the end of such ninety (90) day period.

12.6 Waiver of Statutes. The respective rights and obligations of Landlord and Tenant in the event of any damage to or destruction of the Premises, or any other portion of the Building or the Project, are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Civil Code Sections 1932(2) and 1933(4) providing for the termination of a lease upon destruction of the leased property.

13. Eminent Domain.

13.1 Effect of Taking. Except as otherwise provided in this Article 13, if all or any part of the Premises is taken as a result of the exercise of the power of eminent domain or condemned for any public or quasi-public purpose, or if any transfer is made in avoidance of such exercise of the power of eminent domain (collectively, “taken” or a “taking”), this Lease shall terminate as to the part of the Premises so taken as of the effective date of such taking. On a taking of a portion of the Premises, Landlord and Tenant shall each have the right to terminate this Lease by notice to the other given within thirty (30) days after the effective date of such taking, if the portion of the Premises taken is of such extent and nature so as to materially impair Tenant’s business use of the balance of the Premises, as reasonably determined by the party giving such notice. Such termination shall be operative as of the effective date of the taking. Landlord may also terminate this Lease on a taking of any other portion of the Building or the Project if Landlord reasonably determines that such taking is of such extent and nature as to render the operation of the remaining Building or the Project economically infeasible or to require a substantial alteration or reconstruction of such remaining portion. Landlord shall elect such termination by notice to Tenant given within thirty (30) days after the effective date of such taking, and such termination shall be operative as of the effective date of such taking. Upon a taking of the Premises which does not result in a termination of this Lease, the Base Rent shall thereafter be reduced as of the effective date of such taking in the proportion that the Rentable Area of the Premises so taken bears to the total Rentable Area of the Premises.

13.2 Condemnation Proceeds. Except as hereinafter provided, in the event of any taking, Landlord shall have the right to all compensation, damages, income, rent or awards made with respect thereto (collectively an “award”), including any award for the value of the leasehold estate created by this Lease. No award to Landlord shall be apportioned and, subject to Tenant’s rights hereinafter specified, Tenant hereby assigns to Landlord any right of Tenant in any award made for any taking. So long as such claim will not reduce any award otherwise payable to Landlord under this Section 13.2, Tenant may seek to recover, at its cost and expense, as a separate claim, any damages or awards payable on a taking of the Premises to compensate for the unamortized cost paid by Tenant for the alterations, additions or improvements, if any, made by Tenant during the initial improvement of the Premises pursuant to the Work Letter and for any Alterations, or for Tenant’s personal property taken, or for interference with or interruption of Tenant’s business (including goodwill), or for Tenant’s removal and relocation expenses.

13.3 Restoration of Premises. On a taking of the Premises which does not result in a termination of this Lease, Landlord and Tenant shall restore the Premises as nearly as possible to the condition they were in prior to the taking in accordance with the applicable provisions and allocation of responsibility for repair and restoration of the Premises on damage or destruction pursuant to Article 12 above, and both parties shall use any awards received by such party attributable to the Premises for such purpose.

13.4 Taking at End of Term. Notwithstanding anything to the contrary contained in this Article 13, if the Premises, or any other portion thereof or of the Building or the Project, are taken within the last eighteen (18) months of the Term, then Landlord shall have the right, in its sole discretion, to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. Such termination shall be effective on the date specified in Landlord’s notice to Tenant, but in no event later than the end of such ninety (90) day period.

13.5 Tenant Waiver. The rights and obligations of Landlord and Tenant on any taking of the Premises or any other portion of the Building or the Project are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Code of Civil Procedure Sections 1265.120 and 1265.130, or any similar successor statute.

14. Insurance.

14.1 Liability Insurance. Tenant, at its cost and expense, shall procure and maintain, throughout the Term, the following insurance:

14.1.1 Commercial General Liability Insurance. Tenant shall maintain a policy(ies) of commercial general liability insurance written on an “occurrence” basis, with limits of liability, in the aggregate, of not less than Five Million Dollars ($5,000,000.00). Such policy(ies) shall cover bodily injury, property damage, personal injury, and advertising injury arising out of or relating (directly or indirectly) to Tenant’s business operations, conduct, assumed liabilities, or use or occupancy of the Premises or the Project, and shall include all the coverages typically provided by the Broad Form Commercial General Liability Endorsement, including broad form property damage coverage (which shall include coverage for completed operations). Tenant’s liability coverage shall further include premises-operations coverage, products-completed operations coverage, owners and contractors protective coverage (when reasonably required by Landlord), and blanket contractual coverage including both oral and written contracts to the extent such contracts are “insurance contracts” as defined in a standard commercial general liability policy.

14.1.2 Tenant’s Workers’ Compensation and Employer Liability Coverage. Tenant shall maintain workers’ compensation insurance as required by law and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

14.1.3 Tenant’s Property Insurance. Tenant shall maintain property insurance coverage, extended coverage and special extended coverage insurance for (i) all office furniture, trade fixtures, office equipment, merchandise, and all other items of Tenant’s property in, on, at, or about the Premises and the Project and (ii) any Alterations made by Tenant to the Premises. Such policy shall (i) be written on the broadest available “all risk” (special-causes-of-loss) policy form or an equivalent form reasonably acceptable to Landlord, (ii) include an agreed-amount endorsement for no less than the full replacement cost (new without deduction for depreciation) of the covered items and property, and (iii) include vandalism and malicious mischief coverage, sprinkler leakage coverage, and earthquake sprinkler leakage coverage, and be subject to commercially reasonable deductible amounts, not to exceed Fifty Thousand and 00/100 Dollars ($50,000.00) or such higher amount as is then commercially reasonable. The Original Tenant or its Permitted Transferee shall have the right to satisfy its obligation to carry earthquake sprinkler leakage coverage required under this Section 14.1.3 pursuant to a program of risk retention and self-insurance so long as the Net Worth of the Original Tenant or Permitted Transferee, as applicable, is at least equal to the Net Worth on the Lease Date of the Original Tenant.

14.1.4 Business Interruption, Loss of Income, and Extra Expense Coverage. Tenant shall maintain business interruption, loss of income, and extra expense insurance covering all direct or indirect loss of income and charges and costs incurred arising out of all perils, failures, or interruptions, including any failure or interruption of Tenant’s business equipment (including, without limitation, telecommunications equipment), and the prevention of, or denial of use of or access to, all or part of the Premises or the Project, as a result of those perils, failures, or interruptions. The business interruption, loss of income, and extra expense coverage shall provide coverage for no less than twelve (12) months and shall be carried in amounts necessary to avoid any coinsurance penalty that could apply. The Original Tenant or its Permitted Transferee shall have the right to satisfy its obligation to carry business interruption, loss of income and extra expense insurance required under this Section 14.1.4 pursuant to a program of risk retention and self-insurance so long as the Net Worth of the Original Tenant or Permitted Transferee, as applicable, is at least equal to the Net Worth on the Lease Date of the Original Tenant.

14.1.5 Other Tenant Insurance Coverage. Not more often than once every year and upon not less than thirty (30) days’ prior written notice, Landlord may require Tenant, at Tenant’s sole cost and expense, to procure and maintain other types of insurance coverage and/or increase the insurance limits set forth above if Landlord reasonably determines such coverage or increase is required to protect adequately the parties named as insureds or additional insureds under such insurance and if such coverage or increase is customarily required of tenants comparable to Tenant leasing space comparable to the Premises.

14.2 Form of Policies. The minimum limits of policies and Tenant’s procurement and maintenance of such policies described in Section 14.1 shall in no event limit the liability of Tenant under this Lease. All insurance required by this Article 14 shall be issued on an occurrence basis by solvent companies qualified to do business in the State of California, and with a Best & Company rating of A-VIII or better. Any insurance policy under this Article 14 may be maintained under a “blanket policy,” insuring other parties and other locations, and/or under any combination of primary and excess or umbrella coverage, so long as the amount and coverage required to be provided hereunder is not thereby diminished. No policy maintained by Tenant under this Article 14 shall contain a deductible greater than Twenty-Five Thousand Dollars ($25,000.00) or such higher amount as is then commercially reasonable. Tenant shall provide Landlord a certificate of each policy of insurance required hereunder certifying that the policies contain the provisions required, provided that in lieu of providing insurance certificates under this Lease, Tenant may (at Tenant’s option) make available to Landlord access to an internet based memorandum of insurance (the “MOI”) evidencing Tenant’s maintenance of required insurance coverage. Tenant shall deliver such certificates to Landlord or make available to Landlord access to such MOI within thirty (30) days after the Lease Date, but in no event later than the date that Tenant or any other Tenant Parties first enter the Premises and, upon renewal, not fewer than ten (10) days prior to the expiration of such coverage. In addition, Tenant shall deliver to Landlord a copy of each policy of insurance required hereunder upon Landlord’s request. All Tenant’s liability insurance shall provide (i) that Landlord, Landlord’s managing agent, any Encumbrancer, and any other person requested by Landlord, is designated as an additional insured without limitation as to coverage afforded under such policy pursuant to an endorsement providing coverage at least as broad as ISO form CG 20 10 07 04 or its equivalent; (ii) for severability of interests or that acts or omissions of one of the insureds or additional insureds shall not reduce or affect coverage available to any other insured or additional insured (if available); (iii) that the aggregate liability applies solely to the Project; and (iv) that Tenant’s insurance is primary and noncontributory with any insurance carried by Landlord. All Tenant’s insurance shall provide that the insurer agrees not to cancel the policy without at least thirty (30) days’ prior written notice to all additional insureds (except in the event of a cancellation as a result of nonpayment, in which event the insurer shall give all additional insureds at least ten (10) days’ prior notice). Tenant shall notify Landlord within ten (10) days after any material modification of any policy of insurance required under this Article. Any self insurance or self insured retention provisions under, or with respect to, any insurance policies maintained by Tenant hereunder shall be subject to Landlord’s prior written approval, which Landlord may give or withhold in its sole discretion.

14.3 Vendors’ Insurance. In addition to any other provision in this Lease (including, without limitation, Article 10 above), Landlord may require Tenant’s vendors and contractors to carry such insurance as Landlord shall deem reasonably necessary.

15. Waiver of Subrogation Rights. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant, for themselves and their respective insurers, agree to and do hereby release each other of and from any and all claims, demands, actions and causes of action that each may have or claim to have against the other for loss or damage to property, both real and personal, notwithstanding that any such loss or damage may be due to or result from the negligence of either of the parties hereto or their respective employees or agents. Each party shall, to the extent such insurance endorsement is lawfully available at commercially reasonable rates, obtain or cause to be obtained, for the benefit of the other party, a waiver of any right of subrogation which the insurer of such party may acquire against the other party by virtue of the payment of any such loss covered by such insurance.

16. Tenant’s Waiver of Liability and Indemnification.

16.1 Waiver and Release. Except to the extent due to the negligence or willful misconduct of Landlord or Landlord’s employees acting within the scope of their employment, agents or contractors (collectively, “Landlord Parties”), Landlord shall not be liable to Tenant or other Tenant Parties, and Tenant waives and releases Landlord and Landlord’s managing agent from, all claims for loss or damage to any property or injury, illness or death of any person in, upon or about the Premises (including claims caused in whole or in part by the act, omission, or neglect of other tenants, contractors, licensees, invitees or other occupants of the Building or their agents, contractors or employees) and/or any other portion of the Building to the extent caused by the act, omission or neglect of Tenant or other Tenant Parties. The waiver and release contained in this Section 16.1 extends to the officers, directors, shareholders, partners, employees, agents and representatives of Landlord.

16.2 Indemnification of Landlord. Except to the extent due to the negligence or willful misconduct of Landlord or other Landlord Parties, Tenant shall indemnify, defend, protect and hold Landlord harmless of and from any and all loss, liens, liability, claims, causes of action, damage, injury, cost or expense arising out of or in connection with (i) the making of any alterations, additions or other improvements made by or on behalf of Tenant during the initial improvement of the Premises pursuant to the Work Letter or any Alterations, or (ii) injury to or death of persons or damage to property occurring or resulting directly or indirectly from: (A) the use or occupancy of, or the conduct of business in, the Premises by Tenant or its subtenants or any of their respective officers, directors, employees, agents, contractors, invitees or licensees; (B) any other occurrence or condition in or on the Premises; and (C) negligence or willful misconduct of Tenant or other Tenant Parties, in or about any portion of the Building. Tenant’s indemnity obligation includes reasonable attorneys’ fees and costs, investigation costs and all other reasonable costs and expenses incurred by Landlord. If Landlord disapproves the legal counsel proposed by Tenant for the defense of any claim indemnified against hereunder, Landlord shall have the right to appoint its own legal counsel, the reasonable fees, costs and expenses of which shall be included as part of Tenant’s indemnity obligation hereunder. The indemnification contained in this Section 16.2 shall extend to the officers, directors, shareholders, partners, employees, agents and representatives of Landlord.

16.3 Indemnification of Tenant. Except to the extent due to the negligence or willful misconduct of Tenant or other Tenant Parties, Landlord shall indemnify, defend, protect and hold Tenant harmless of and from any and all loss, liens, liability, claims, causes of action, damage, injury, cost or expense arising out of or in connection with (i) any breach or default by Landlord in the performance of any of its obligations under this Lease, or (ii) any loss or damage to property or injury to person occurring (1) in the public entrances, stairways, corridors, elevators and elevator lobbies, and other public areas in the Building or Project or the other public areas in the Building (except for such loss, damage or injury for which Tenant is obligated to indemnify Landlord under Section 16.2) or (2) arising out of the negligence or willful misconduct of Landlord or other Landlord Parties.

17. Assignment and Subletting.

17.1 Compliance Required. Except as permitted in Section 17.9.1 below, Tenant shall not, directly or indirectly, voluntary or by operation of law, sell, assign or otherwise transfer this Lease, or any interest herein (collectively, “assign” or “assignment”), or sublet the Premises, or any part thereof, or permit the occupancy of the Premises by any person other than Tenant (collectively, “sublease” or “subletting”, the assignee or sublessee under an assignment or sublease being referred to as a “transferee”), without Landlord’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, and given or withheld in accordance with the express standards and conditions of this Article 17 and compliance with the other provisions of this Article 17. Any assignment or subletting made in violation of this Article 17 shall be void. Tenant acknowledges that the limitations on assignment and subletting contained in this Article 17 are expressly authorized by California Civil Code Section 1995.010 et seq., and are fully enforceable.

17.2 Request by Tenant; Landlord Response. If Tenant desires to effect an assignment or sublease, Tenant shall submit to Landlord a request for consent together with the identity of the parties to the transaction, the nature of the transferee’s proposed business use for the Premises, the proposed documentation for and terms of the transaction, and all other information reasonably requested by Landlord concerning the proposed transaction and the parties involved therein (provided that Landlord notifies Tenant of any additional information requested by Landlord within five (5) business days after receipt of Tenant’s request for consent), including certified financial information for the two (2) year period immediately preceding Tenant’s request, an opportunity to meet and interview the transferee, and Tenant’s good faith estimate of the amount of Excess Rent, if any, payable in connection with the proposed transaction. Within fifteen (15) days after receipt of all such information required by Landlord, Landlord shall have the right, by notice to Tenant, to: (i) consent to the assignment or sublease, subject to the terms of this Article 17; or (ii) decline to consent to the assignment or sublease, and in its written notice to Tenant of such denial, specify the grounds on which Landlord has denied consent in a written notice to Tenant.

17.3 Conditions for Landlord Approval.

17.3.1 Without limiting the grounds on which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Tenant acknowledges that Landlord may reasonably withhold its consent in the following instances: (i) if there exists an uncured Event of Default; (ii) if the transferee is a governmental or quasi-governmental agency, foreign or domestic; (iii) if the transferee is an existing tenant in the Building provided that there is other suitable available space in the Building for such existing tenant; (iv) if Tenant has not demonstrated to Landlord’s reasonable satisfaction that the transferee is financially responsible, with sufficient Net Worth and net current assets, properly and successfully to operate its business in the Premises and meet the then-remaining financial and other obligations of this Lease (in the case of an assignment) or the financial and other obligation under the sublease (in the case of a sublease), with consideration given to the Net Worth of Tenant, who shall remain liable under this Lease; (v) if the use of the Premises proposed by the transferee is not included in under the Permitted Use of the Premises; (vi) if, in Landlord’s sole judgment, the transferee’s business, use and/or occupancy of the Premises would (A) violate any of the terms of this Lease or the lease of any other tenant in the Project, (B) not be comparable to and compatible with the types of use by other tenants in the Building, (C) fall within any category of use for which Landlord would not then lease space in the Building under its leasing guidelines and policies then in effect, (D) require any Alterations which would reduce the value of the existing leasehold improvements in the Premises, or (E) result in increased density per Floor or require increased services by Landlord; (vi) in the case of a sublease, it would result in more than three (3) occupancies in the Premises if the Premises consist of more than one (1) Floor in the Building, or would result in more than three (3) occupancies on a Floor if the Premises consist of a single Floor or less, in each case including Tenant and subtenants; (vii) if the financial condition of the transferee, when considered in light of the financial condition of Tenant (who shall remain liable under this Lease) does not meet the requirements applied by Landlord to other tenants in the Building under leases with comparable terms, or in Landlord’s sole judgment the business reputation of the transferee is not consistent with that of other tenants of the Building; or (viii) the transferee is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date Landlord receives Tenant’s request for consent, to lease space in the Building provided that there is other suitable available space in the Building for such transferee. If Landlord consents to an assignment or sublease, the terms of such assignment or sublease transaction shall not be modified, and, in the case of a sublease, Tenant shall not voluntarily terminate the sublease, without Landlord’s prior written consent pursuant to this Article 17. Landlord’s consent to an assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

17.3.2 Notwithstanding any contrary provision of law, including, without limitation, California Civil Code Section 1995.310, the provisions of which Tenant hereby waives, Tenant shall have no right to terminate this Lease, and no right to damages for breach of contract, in the event Landlord is determined to have unreasonably withheld or delayed its consent to a proposed sublease or assignment, absent bad faith or malicious conduct of Landlord, and, absent bad faith or malicious conduct of Landlord, Tenant’s sole remedy in such event shall be to obtain a determination reversing the withholding of such consent or finding such consent to be deemed given by virtue of such unreasonable delay.

17.4 Costs and Expenses. As a condition to the effectiveness of any assignment or subletting under this Article 17 requiring the consent of Landlord, Tenant shall pay to Landlord a processing fee of Five Hundred Dollars ($500.00) and all reasonable out-of-pocket costs and expenses, including attorneys’ fees and disbursements, incurred by Landlord in evaluating Tenant’s requests for assignment or sublease, whether or not Landlord consents to an assignment or sublease. Tenant shall pay the processing fee with Tenant’s request for Landlord’s consent under Section 17.2. Tenant shall also pay to Landlord all costs and expenses incurred by Landlord due to a transferee taking possession of the Premises, including freight elevator operation, security service, janitorial service and rubbish removal.

17.5 Payment of Excess Rent and Other Consideration. Except in the case of a Permitted Transfer, Tenant shall also pay to Landlord, promptly upon Tenant’s receipt thereof, fifty percent (50%) of any and all rent, sums or other consideration, howsoever denominated, realized by Tenant in connection with any assignment or sublease transaction in excess of the Base Rent and Escalation Rent payable hereunder (prorated to reflect the Rent allocable to the portion of the Premises if a sublease), after first deducting (i) in the case of an assignment, any tenant improvement allowance paid by Tenant to the assignee and/or the reasonable cost of Alterations made to the Premises at Tenant’s cost to effect the assignment, reasonable attorneys’ fees, marketing costs, and real estate commissions paid by Tenant in connection with such assignment, and reasonable rent abatement granted by Tenant to the assignee, and (ii) in the case of a sublease, any tenant improvement allowance paid by Tenant to the subtenant and/or the reasonable cost of Alterations made to the Premises at Tenant’s cost to effect the sublease, any free rent provided to the subtenant, reasonable attorneys’ fees, marketing costs, and real estate commissions paid by Tenant in connection with such sublease, and reasonable rent abatement granted by Tenant to the subtenant (the “Excess Rent”). In determining Excess Rent, the deduction for real estate commissions shall not exceed leasing commissions for assignments or subleases that are typically paid in the Bay Area market at the time of the subletting or assignment. Upon Landlord’s request, Tenant shall provide Landlord with reasonable documentation of Tenant’s calculation of Excess Rent. Landlord or its authorized representatives shall have the right, one time per calendar year, during business hours and upon reasonable written notice to Tenant, to audit the books, records and papers of Tenant relating to an assignment or sublease, and shall have the right to make copies thereof. If the Excess Rent respecting any assignment or sublease shall be found to be understated by more than fiver percent (5%), Tenant, within ten (10) days after written demand, shall pay the deficiency and Landlord’s costs of such audit.

17.6 Assumption of Obligations; Further Restrictions on Subletting. Each assignee shall, concurrently with any assignment, assume all obligations of Tenant under this Lease with respect to the period from and after the assignment. Each sublease shall be made subject to this Lease and all of the terms, covenants and conditions contained herein; and the surrender of this Lease by Tenant, or a mutual cancellation thereof, or the termination of this Lease in accordance with its terms, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or operate as an assignment to Landlord of any or all such subleases. No sublessee (other than Landlord) shall have the right further to sublet. Any assignment by a sublessee of its sublease shall be subject to Landlord’s prior consent in the same manner as a sublease by Tenant. No sublease, once consented to by Landlord, shall be modified without Landlord’s prior consent. No assignment or sublease shall be binding on Landlord unless the transferee delivers to Landlord a fully executed counterpart of the assignment or sublease which contains the assumption by the assignee, or recognition by the sublessee, of the provisions of this Section 17.6, in form and substance satisfactory to Landlord, but the failure or refusal of a transferee to deliver such instrument shall not release or discharge such transferee from the provisions and obligations of this Section 17.6, but such failure shall constitute an Event of Default.

17.7 No Release. No assignment or sublease shall release Tenant from its obligations under this Lease, whether arising before or after the assignment or sublease. The acceptance of Rent by Landlord from any other person shall not be deemed a waiver by Landlord of any provision of this Article 17. On an Event of Default by any assignee of Tenant in the performance of any of the terms, covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee. No consent by Landlord to any further assignments or sublettings of this Lease, or to any modification, amendment or termination of this Lease, or to any extension, waiver or modification of payment or any other obligations under this Lease, or any other action by Landlord with respect to any assignee or sublessee, or the insolvency, bankruptcy or Event of Default of any such assignee or sublessee, shall affect the continuing liability of Tenant for its obligations under this Lease, and Tenant waives any defense arising out of or based thereon, including any suretyship defense of exoneration. Landlord shall have no obligation to notify Tenant or obtain Tenant’s consent with respect to any of the foregoing matters. As a condition to Landlord’s approval of any assignment, Landlord may require Tenant to execute Landlord’s then standard form of commercially reasonable guaranty to reaffirm Tenant’s obligations hereunder.

17.8 No Encumbrance. Notwithstanding anything to the contrary contained in this Article 17, Tenant shall have no right to encumber, pledge, hypothecate or otherwise transfer this Lease, or any of Tenant’s interest or rights hereunder, as security for any obligation or liability of Tenant.

17.9 Right to Assign or Sublease Without Landlord’s Consent.

17.9.1 Notwithstanding the provisions of Section 17.1 above, Tenant shall have the right, without Landlord’s consent, but with prior notice to Landlord, to assign this Lease to, or sublease the Premises to, or permit occupancy of the Premises by, a Related Company (such transfer a “Permitted Transfer” and such Related Company transferee a “Permitted Transferee”); provided that (i) the Original Tenant named herein shall be the assignor or sublessor; (ii) at least twenty (20) days prior to the effective date of the assignment or sublease, Tenant shall furnish Landlord with the name of the transferee, a copy of the assignment or sublease document, as applicable, and a written certification from an officer of Tenant certifying that the assignment or sublease qualifies as a transaction under this Section 17.9; (iii) in the case of an assignment to a Related Company into or with which Tenant will merge or consolidate and as a result of such merger or consolidation, Tenant will cease to exist as a separate legal entity, the Net Worth of the Related Company shall be at least equal to the greater of (A) the Net Worth of Tenant immediately prior to the assignment, or (B) the Net Worth on the Lease Date of the Original Tenant, and proof satisfactory to Landlord of the Net Worth of the Related Company shall have been delivered to Landlord at least twenty (20) days prior to the effective date of the proposed assignment; and (iv) the assignment or sublease under this Section 17.9 is made for a good faith operating business purpose and not as a subterfuge to evade the obligations and restrictions relating to transfers set forth in this Article 17; (v) the proposed transferee’s use of the Premises shall be the Permitted Use. The effectuation of any transaction under this Section 17.9 shall be subject to the limitations specified in clauses (i), (ii), (iv), (v), (vi), (vii), and (viii) of Section 17.3 above, and Sections 17.7 and 17.8 above, and require compliance with the provisions of Sections 17.4 and 17.6 above.

17.9.2 Notwithstanding the provisions of Section 17.1 above, the provisions of this Article 17 shall not apply to the transfer or issuance of stock in Original Tenant or a Related Company.

18. Rules and Regulations. Tenant shall observe and comply, and shall cause the other Tenant Parties to observe and comply, with the Rules and Regulations of the Building, a copy of which are attached to this Lease as Exhibit F, and, after notice thereof, with all modifications and additions thereto from time to time promulgated in writing by Landlord; provided that in no event shall such rules and regulations increase the monetary obligations owing from Tenant to Landlord under this Lease or otherwise materially increase the obligations or materially diminish the rights of Tenant under this Lease. Landlord shall not be responsible to Tenant or other Tenant Parties for noncompliance with any Rules and Regulations of the Building by any other tenant, sublessee, employee, agent, contractor, licensee, invitee or other occupant of the Building.

19. Entry of Premises by Landlord; Use of Common Areas.

19.1 Right to Enter. Upon reasonable advance notice to Tenant (except in emergencies or in order to provide regularly scheduled or other routine Building standard services or additional services requested by Tenant, or post notices of nonresponsibility or other notices permitted or required by law when no such notice shall be required), Landlord and its authorized agents, employees, and contractors may enter the Premises at reasonable hours to: (i) inspect the same; (ii) determine Tenant’s compliance with its obligations hereunder; (iii) exhibit the same to prospective purchasers, lenders or (during the last twelve (12) months of the Term) tenants; (iv) supply any services to be provided by Landlord hereunder; (v) post notices of nonresponsibility or other notices permitted or required by law; (vi) make repairs, improvements or alterations, or perform maintenance in or to, the Premises or any other portion of the Building, including Building Systems; and (vii) perform such other functions as Landlord deems reasonably necessary or desirable. Landlord may also grant access to the Premises to government or utility representatives and bring and use on or about the Premises such equipment as reasonably necessary to accomplish the purposes of Landlord’s entry. Landlord shall use reasonable good faith efforts to effect all entries and perform all work hereunder in such manner as to minimize interference with Tenant’s use and occupancy of the Premises. Landlord shall have and retain keys with which to unlock all of the doors in or to the Premises (excluding Tenant’s vaults, safes and similar secure areas designated in writing by Tenant in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises, including secure areas.

19.2 Tenant Waiver of Claims. Tenant acknowledges that Landlord, in connection with Landlord’s activities under this Article 19, may, among other things, erect scaffolding or other necessary structures in the Premises and/or the Project, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Premises and/or the Project, which work may create noise, dust, vibration, odors or leave debris in the Premises and/or the Project. Without limiting the generality of Section 16.1 above, Tenant waives any claim for damages for any inconvenience to or interference with Tenant’s business, or any loss of occupancy or quiet enjoyment of the Premises, or any other loss, occasioned by any entry effected or work performed under this Article 19, and, subject to Section 8.4 above, Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry or performance of such work. Landlord will endeavor to effect such entries and perform all work hereunder in such manner as to minimize interference with Tenant’s use and occupancy of the Premises. No entry to the Premises by Landlord or anyone acting under Landlord shall constitute a forcible or unlawful entry into, or a detainer of, the Premises or an eviction, actual or constructive, of Tenant from the Premises, or any portion thereof.

19.3 Common Areas. Landlord shall have the right, in its sole discretion, from time to time, to: (i) make changes to the common areas and/or the Project, including, without limitation, changes in the location, size, shape and number of any common area amenity, installation or improvement, such as the driveways, entrances, parking spaces, parking areas, ingress, egress, direction of driveways, entrances, hallways, corridors, lobby areas and walkways; (ii) close temporarily any of the common area and/or the Project for maintenance purposes so long as reasonable access to the Premises remains available; (iii) add additional buildings and improvements therefrom; (iv) use the common areas and/or the Project while engaged in making additional improvements, repairs or alterations to the Project or any portion thereof; and (v) do and perform any other acts, alter or expand, or make any other changes in, to or with respect to the common areas and/or the Project as Landlord may, in its sole discretion, deem to be appropriate. Without limiting the foregoing, Landlord reserves the right from time to time to install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires, and appurtenant meters and equipment for services to the Premises or to other parts of the Project which are above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Project that are located within the Premises or located elsewhere in the Project. In addition, Landlord shall have the right to utilize portions of the common area from time to time for entertainment, displays, product shows, leasing of kiosks or such other uses that in Landlord’s sole judgment tend to attract the public. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not cause any change to be made to the Project or the common areas therein that would materially and adversely affect (A) Tenant’s Permitted Use of the Premises, (B) access to the Premises, (c) the parking rights granted pursuant to Article 30 below, or (D) visibility of Tenant’s exterior Building signage permitted pursuant to Section 35.14 below from adjacent rights of way.

20. Default and Remedies.

20.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” by Tenant:

20.1.1 Nonpayment of Rent. Failure to pay any Rent when due when such failure remains uncured for a period of five (5) days following Tenant’s receipt of written notice thereof, which notice shall be in lieu of, and not in addition to any notice required by law, including, but not limited to, California Code of Civil Procedure § 1161.

20.1.2 Unpermitted Assignment. An assignment or sublease made in contravention of any of the provisions of Article 17 above.

20.1.3 Bankruptcy and Insolvency. A general assignment by Tenant for the benefit of creditors, the liquidation of Tenant, any action or proceeding commenced by Tenant under any insolvency or bankruptcy act or under any other statute or regulation for protection from creditors, or any such action commenced against Tenant and not discharged within sixty (60) days after the date of commencement; the employment or appointment of a receiver or trustee to take possession of all or substantially all of Tenant’s assets or the Premises;

the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) days after the levy thereof; the admission by Tenant in writing of its inability to pay its debts as they become due; or the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within sixty (60) days after the commencement of any such proceeding against Tenant, such proceeding is not dismissed. For purposes of this Section 20.1.3, “Tenant” means Tenant and any partner of Tenant, if Tenant is a partnership, or any person or entity comprising Tenant, if Tenant is comprised of more than one person or entity, or any guarantor of Tenant’s obligations, or any of them, under this Lease.

20.1.4 Hazardous Materials, Insurance, Subordination, Estoppel, Holding Over. Failure to perform or fulfill any obligation, covenant, condition or agreement required under Section 7.5 (Compliance with Environmental Laws; Use of Hazardous Materials), Article 14 (Insurance), Article 21 (Subordination, Attornment and Nondisturbance), Article 23 (Estoppel Certificate), Article 25 (Holding Over), within the respective time periods specified herein (if any).

20.1.5 Other Obligations. Failure to perform or fulfill any other obligation, covenant, condition or agreement under this Lease (other than those described in Sections 20.1.1 through 20.1.4 above), and such failure continues for fifteen (15) days after written notice from Landlord or Landlord’s agent, or, if the nature of such default is such that the same cannot reasonably be cured within such 15-day period, then such additional time as may be required after the expiration of such 15-day period, but only if Tenant commences cure within such 15-day period and thereafter diligently pursues such cure to completion within ninety (90) days after written notice from Landlord or Landlord’s Agent; provided however, that if Tenant has failed to perform any such obligation, covenant, condition or agreement more than three (3) times during any twelve month period, then no cure period shall apply.

20.2 Tenant Cure Periods. Any cure periods provided above are in lieu of any other time periods provided by law with respect to curing Tenant’s failure to perform or comply with any covenants, agreements, terms or conditions of this Lease to be performed or observed by Tenant, and Tenant hereby waives any right under law now or hereinafter enacted to any other time or cure period, including notice and cure periods under California Code of Civil Procedure Section 1161, et seq.

20.3 Remedies Upon Occurrence of Default. On the occurrence of a default which Tenant fails to cure after notice and expiration of the time period for cure, if any, specified in Section 20.2 above, Landlord shall have the right either (i) to terminate this Lease and recover possession of the Premises, or (ii) to continue this Lease in effect and enforce all Landlord’s rights and remedies under California Civil Code Section 1951.4 (by which Landlord may recover Rent as it becomes due, subject to Tenant’s right to assign pursuant to Article 17). Landlord may store any property of Tenant located in the Premises at Tenant’s expense or otherwise dispose of such property in the manner provided by law. If Landlord does not terminate this Lease, Tenant shall in addition to continuing to pay all Rent when due, also pay Landlord’s reasonable costs of attempting to relet the Premises, any repairs and alterations necessary to prepare the Premises for such reletting, and brokerage commissions and attorneys’ fees incurred in connection therewith, less the rents, if any, actually received from such reletting. Notwithstanding Landlord’s election to continue this Lease in effect, Landlord may at any time thereafter terminate this Lease pursuant to this Section 20.3.

20.4 Damages Upon Termination. If and when Landlord terminates this Lease pursuant to Section 20.3, Landlord may exercise all its rights and remedies available under California Civil Code Section 1951.2, including the right to recover from Tenant the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided. As used herein and in Civil Code Section 1951.2, “time of award” means either the date upon which Tenant pays to Landlord the amount recoverable by Landlord, or the date of entry of any determination, order or judgment of any court or other legally constituted body determining the amount recoverable, whichever occurs first.

20.5 Computation of Certain Rent for Purposes of Default. For purposes of computing unpaid Rent pursuant to Section 20.4 above, Escalation Rent for the balance of the Term shall be determined by averaging the amount paid by Tenant as Escalation Rent for the calendar year prior to the year in which the default occurred (or, if the prior year is the Base Year or such default occurs during the Base Year, Escalation Rent shall be based on Landlord’s operating budget for the Building for the Base Year), increasing such average amount for each calendar year (or portion thereof) remaining in the balance of the Term at a per annum compounded rate equal to the mean average rate of increase for the preceding five (5) calendar years in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index (All Urban Consumers, All Items, 1982-1984 = 100) for the Metropolitan Area of which San Francisco, California, is a part, and adding together the resulting amounts. If such Index is discontinued or revised, such computation shall be made by reference to the index designated as the successor or substitute index by the United States Department of Labor, Bureau of Labor Statistics, or its successor agency, and if none is designated, by a comparable index as determined by Landlord in its reasonable discretion, which would likely achieve a comparable result to that achieved by the use of the Consumer Price Index. If the base year of the Consumer Price Index is changed, then the conversion factor specified by the Bureau, or successor agency, shall be utilized to determine the Consumer Price Index.

20.6 Landlord’s Right to Cure Defaults. If Tenant fails to pay Rent (other than Base Rent and Escalation Rent) required to be paid by it hereunder, or fails to perform any other obligation under this Lease, and Tenant fails to cure such default within the applicable cure period, if any, specified in Section 20.1 above, then Landlord may, without waiving any of Landlord’s rights in connection therewith or releasing Tenant from any of its obligations or such default, make any such payment or perform such other obligation on behalf of Tenant. All payments so made by Landlord, and all costs and expenses incurred by Landlord to perform such obligations, shall be due and payable by Tenant as Rent immediately upon receipt of Landlord’s demand therefor.

20.7 Waiver of Forfeiture. Tenant hereby waives California Code of Civil Procedure Section 1179, California Civil Code Section 3275, and all such similar laws now or hereinafter enacted which would entitle Tenant to seek relief against forfeiture in connection with any termination of this Lease.

20.8 Remedies Cumulative. The rights and remedies of Landlord under this Lease are cumulative and in addition to, and not in lieu of, any other rights and remedies available to Landlord at law or in equity. Landlord’s pursuit of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other right or remedy.

21. Subordination, Attornment and Nondisturbance.

21.1 Subordination and Attornment. This Lease and all of Tenant’s rights hereunder shall be subordinate to any and all Encumbrances, to all renewals, modifications, consolidations, replacements and extensions thereof, and to any and all advances made or hereafter made on the security thereof or Landlord’s interest therein, unless an Encumbrancer requires in writing that this Lease be superior to its Encumbrance. If any proceeding is brought for the foreclosure of any such Encumbrance (or if any ground lease is terminated), and if requested by such purchaser or Encumbrancer, Tenant (i) shall attorn, without any deductions or set-offs whatsoever, to the Encumbrancer or purchaser or any successors thereto upon any foreclosure sale or deed in lieu thereof (or to the ground lessor), and (ii) shall recognize such purchaser or Encumbrancer as the lessor under this Lease, provided such purchaser or Encumbrancer accepts this Lease and does not disturb Tenant’s occupancy, so long as Tenant is not then in default under this Lease beyond the expiration of any applicable period for cure provided in this Lease. Landlord’s interest herein may be assigned as security at any time to any Encumbrancer. Within ten (10) business days after request by Landlord or any Encumbrancer, Tenant shall execute such further commercially reasonable instruments or assurances which are consistent with the provisions of this Article 21 to evidence or confirm the subordination or superiority of this Lease to any such Encumbrance. Tenant waives the provisions of any Requirement which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the tenant hereunder in the event of any foreclosure proceeding or sale. Tenant agrees with Encumbrancer that if Encumbrancer or any foreclosure sale purchaser shall succeed to the interest of Landlord under this Lease, Encumbrancer shall not be (i) liable for any action or omission of any prior Landlord under this Lease (but shall cure continuing defaults of “Landlord” under this Lease provided that such defaults are susceptible to cure by Encumbrancer), or (ii) subject to any offsets or defenses which Tenant might have against any prior Landlord, or (iii) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord, or (iv) liable for any Security Deposit not actually received by such Encumbrancer, or (v) bound by any future modification of this Lease not consented to by such Encumbrancer. Tenant’s agreement to subordinate this Lease to the lien of any Encumbrance hereafter in force against the Building or the Project or any portion thereof is expressly conditioned upon the Encumbrancer agreeing that in the event of foreclosure or deed in lieu of foreclosure or other exercise of remedies under such Encumbrance or conveyance in lieu thereof and so long as Tenant is not in default beyond any applicable cure period, this Lease shall be recognized and Tenant’s occupancy shall not be disturbed pursuant to a commercially reasonable form of subordination, non-disturbance and attornment agreement.

21.2 Notice to Encumbrancer. Notwithstanding anything to the contrary contained in this Lease, including, without limitation, Article 28, upon receipt by Tenant of notice from any Encumbrancer or from Landlord, which notice sets forth the address of such Encumbrancer, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such Encumbrancer at the appropriate address therefor (as specified in the above-described notice or at such other places as may be designated from time to time in a notice to Tenant in accordance with Article 28), and the curing of any of Landlord’s defaults by such Encumbrancer within a reasonable period of time after such notice from Tenant (including a reasonable period of time to obtain possession of the Building if such Encumbrancer elects to do so) shall be treated as performance by Landlord.

21.3 Rent Payment Direction. From and after Tenant’s receipt of written notice from an Encumbrancer or from a receiver appointed pursuant to the terms of an Encumbrance (a “Rent Payment Direction”), Tenant shall pay all Rent under this Lease to such Encumbrancer or as such Encumbrancer shall direct in writing. Tenant shall comply with any Rent Payment Direction notwithstanding any contrary instruction, direction or assertion from Landlord. An Encumbrancer’s delivery to Tenant of a Rent Payment Direction, or Tenant’s compliance therewith, shall not be deemed to: (i) cause such Encumbrancer to succeed to or to assume any obligations or responsibilities of Landlord under this Lease, all of which shall continue to be performed and discharged solely by Landlord unless and until such Encumbrancer or a foreclosure sale purchaser succeeds to Landlord’s interest hereunder, or (ii) relieve Landlord of any obligations under this Lease. Tenant shall be entitled to rely on any Rent Payment Direction, and Landlord irrevocably directs Tenant to comply with any Rent Payment Direction, notwithstanding any contrary direction, instruction, or assertion by Landlord

22. Sale or Transfer by Landlord; Lease Non-Recourse.

22.1 Release of Landlord on Transfer. Landlord may at any time transfer, in whole or in part, its right, title and interest under this Lease and in the Building and the Project, or any portion thereof. If the original Landlord hereunder, or any successor to such original Landlord, transfers (by sale, assignment or otherwise) its right, title or interest in the Building and the transferee assumes the then remaining liabilities and obligations of Landlord under this Lease, all liabilities and obligations of the original Landlord or such successor under this Lease accruing after such transfer shall terminate, the original Landlord or such successor shall automatically be released therefrom, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant shall attorn to each such new owner.

22.2 Lease Nonrecourse to Landlord. Landlord shall in no event be personally liable under this Lease, and Tenant shall look solely to Landlord’s interest in the Project (or the sales proceeds therefrom actually received by Landlord), for recovery of any damages for breach of this Lease by Landlord or on any judgment in connection therewith. None of the persons or entities comprising or representing Landlord (whether partners, shareholders, officers, directors, trustees, employees, beneficiaries, agents or otherwise) shall ever be personally liable under this Lease or liable for any such damages or judgment and Tenant shall have no right to effect any levy of execution against any assets of such persons or entities on account of any such liability or judgment. Any lien obtained by Tenant to enforce any such judgment, and any levy of execution thereon, shall be subject and subordinate to all encumbrances as specified in Article 21 above.

23. Estoppel Certificate.

23.1 Procedure and Content. From time to time, and within ten (10) days after written notice by Landlord, Tenant shall execute, acknowledge, and deliver to Landlord a certificate as specified by Landlord certifying: (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and identifying each modification); (ii) the Commencement Date and Expiration Date; (iii) that Tenant has accepted the Premises (or the reasons Tenant has not accepted the Premises), and if Landlord has agreed to make any alterations or improvements to the Premises, that Landlord has properly completed such alterations or improvements (or the reasons why Landlord has not done so); (iv) the amount of the Base Rent and current Escalation Rent, if any, and the date to which such Rent has been paid; (v) that Tenant has not committed any event of default, except as to any events of default specified in the certificate, and whether there are any existing defenses against the enforcement of Tenant’s obligations under this Lease; (vi) to Tenant’s knowledge, that no default of Landlord is claimed by Tenant, except as to any defaults specified in the certificate; and (vii) such other matters as may be reasonably requested by Landlord.

23.2 Effect of Certificate. Any such certificate may be relied upon by any prospective purchaser of any part or interest in the Building or the Project or any encumbrancer (as defined in Section 21.1) and, at Landlord’s request, Tenant shall deliver such certificate to Landlord and/or to any such entity. In addition, at Landlord’s request, Tenant shall provide to Landlord for delivery to any such entity such information, including financial information as to Tenant, that may reasonably be requested by any such entity, subject to the recipient’s execution of Tenant’s commercially reasonable form of confidentiality agreement (if the information provided by Tenant is not publicly available). Any such certificate shall constitute a waiver by Tenant of any claims Tenant may have in contravention to the information contained in such certificate and Tenant shall be estopped from asserting any such claim. If Tenant fails or refuses to give a certificate hereunder within the time period herein specified, then the information contained in such certificate as submitted by Landlord shall be deemed correct for all purposes (provided Landlord does not have knowledge to the contrary), but Landlord shall have the right to treat such failure or refusal as a default by Tenant.

24. No Light, Air, or View Easement. Nothing contained in this Lease shall be deemed, either expressly or by implication, to create any easement for light and air or access to any view. Any diminution or shutting off of light, air or view to or from the Premises by any structure which now exists or which may hereafter be erected, whether by Landlord or any other person, shall in no way affect this Lease or Tenant’s obligations hereunder, entitle Tenant to any reduction of Rent, or impose any liability on Landlord. Further, under no circumstances at any time during the Term shall any temporary darkening of any windows of the Premises or any temporary obstruction of the light or view therefrom by reason of any repairs, improvements, maintenance or cleaning in or about the Project in any way impose any liability upon Landlord or in any way reduce or diminish Tenant’s obligations under this Lease. In the exercise of its rights under this Section, Landlord shall use reasonable efforts to avoid material interference with the Tenant’s use of the Premises.

25. Holding Over. No holding over by Tenant shall operate to extend the Term. If Tenant remains in possession of the Premises after expiration or termination of this Lease, unless otherwise agreed by Landlord in writing, then (i) Tenant shall become a tenant at sufferance upon all the applicable terms and conditions of this Lease, except that Base Rent shall be increased to equal 150% of the Base Rent then in effect immediately prior to the expiration of the Term; (ii) Tenant shall indemnify, defend, protect and hold harmless Landlord, and any tenant to whom Landlord has leased all or part of the Premises, from any and all liability, loss, damages, costs or expense (including loss of Rent to Landlord or additional rent payable by such tenant and reasonable attorneys’ fees) suffered or incurred by either Landlord or such tenant resulting from Tenant’s failure timely to vacate the Premises; and (iii) such holding over by Tenant shall constitute a default by Tenant.

26. Security Deposit. Tenant shall deposit with Landlord upon the execution of this Lease by Landlord and Tenant, at Tenant’s option, either an irrevocable standby letter of credit (the “Letter of Credit”) or cash in the amount set forth in the Basic Lease Information as the “Security Deposit” under this Lease. The Security Deposit shall be held by Landlord as security for the performance by Tenant of all its obligations under this Lease. If Tenant fails to pay any Rent due hereunder, or otherwise commits a default with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any such Rent or for the payment of any other amounts expended or incurred by Landlord by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may incur thereby (and in this regard Tenant hereby waives the provisions of California Civil Code Section 1950.7 and any similar or successor statute providing that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant, or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant). Exercise by Landlord of its rights hereunder shall not constitute a waiver of, or relieve Tenant from any liability for, any default. If any portion of the cash then held as a Security Deposit is applied or if any portion of the Letter of Credit posted as the Security Deposit is drawn upon by Landlord for such purposes, Tenant shall within ten (10) days after written demand therefor deposit cash or a replacement Letter of Credit with Landlord in the amount of the original cash Security Deposit or Letter of Credit, as applicable. Any remaining portion of the cash Security Deposit or the Letter of Credit (after any application of the Security Deposit or draw on the Letter of Credit by Landlord as permitted hereunder) shall be returned to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest under this Lease) within thirty (30) days after the later of (i) the date of expiration or earlier termination of this Lease, or (ii) vacation of the Premises by Tenant. Upon termination of the original Landlord’s (or any successor owner’s) interest in the Premises, the original Landlord (or such successor) shall be released from further liability with respect to the Security Deposit upon the original Landlord’s (or such successor’s) delivery of the cash Security Deposit or Letter of Credit to the successor landlord and compliance with California Civil Code Section 1950.7(d), or successor statute. If the Security Deposit is held in the form of a Letter of Credit, then the provisions of Sections 26.1, 26.2 and 26.3 below shall apply.

26.1 Letter of Credit Provisions. The Letter of Credit deposited as a Security Deposit shall be issued by a money-center bank (a bank which accepts deposits, which maintains accounts, which has a local Bay Area office that will negotiate a letter of credit and whose deposits are insured by the FDIC) whose financial strength shall be sufficient to meet liquidity demands with respect to issued letters of credit and which is otherwise acceptable to Landlord. The Letter of Credit shall be issued for a term of at least twelve (12) months and shall be in a form and with such content reasonably acceptable to Landlord. The Letter of Credit shall specify that the issuer thereof shall notify the beneficiary of the Letter of Credit in writing at least sixty (60) days in advance of the expiry date of such Letter of Credit if the Letter of Credit shall not be renewed as of such expiry date. Tenant shall either replace the expiring Letter of Credit with another Letter of Credit in an amount equal to the original Letter of Credit or renew the expiring Letter of Credit, in any event no later than thirty (30) days prior to the expiration of the term of the Letter of Credit then in effect. If Tenant fails to deposit a replacement Letter of Credit or renew the expiring Letter of Credit, Landlord shall have the right immediately to draw upon the expiring Letter of Credit for the full amount thereof and hold the funds drawn as the Security Deposit. Any Letter of Credit deposited with Landlord during the final lease year of the Term must have an expiry date no earlier than the date which is thirty (30) days after the Expiration Date of the Term of this Lease. If Landlord notifies Tenant in writing that the bank which issued the Letter of Credit has become financially unacceptable (e.g., the bank is under investigation by governmental authorities, the bank no longer has the financial strength equivalent to the current financial strength of Bank of America or has filed bankruptcy or reorganization proceedings), then Tenant shall have thirty (30) days to provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof. If Tenant does not so provide Landlord with a substitute Letter of Credit within such time period, then Landlord shall have the right to draw upon the current Letter of Credit and hold the funds drawn as the Security Deposit. The premium or purchase price of, or any other bank fees (including transfer or assignment fees) associated with, such Letter of Credit shall be paid by Tenant. The Letter of Credit shall be transferable (and must permit multiple transfers), irrevocable and unconditional, so that Landlord, or its successor(s) in interest, may at any time draw on the Letter of Credit against sight drafts presented by Landlord, accompanied by Landlord’s statement, made under penalty of perjury, that said drawing is in accordance with the terms and conditions of this Lease; no other document or certification from Landlord shall be required to negotiate the Letter of Credit and the Landlord may draw on any portion of the then uncalled upon amount thereof without regard to and without the issuing bank inquiring as to the right or lack of right of the holder of said Letter of Credit to effect such draws or the existence or lack of existence of any defenses by Tenant with respect thereto. The Letter of Credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and such use, application or retention shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

26.2 Independent Contract. Tenant acknowledges and agrees that the Letter of Credit constitutes a separate and independent contract between Landlord and the issuing bank, that Tenant is not a third party beneficiary of such contract, and that Landlord’s claim under the Letter of Credit for the full amount due and owing thereunder shall not be, in any way, restricted, limited, altered or impaired by virtue of any provision of the Bankruptcy Code, including, but not limited to, Section 502(b)(6) of the Bankruptcy Code.

26.3 Transfer of the Letter of Credit. The Letter of Credit shall be transferable to any of the following parties: (i) any secured or unsecured lender of Landlord, (ii) any assignee, successor, transferee or other purchaser of all or any portion of the Building, or any interest in the Building, (iii) any partner, shareholder, member or other direct or indirect beneficial owner in Landlord (to the extent of their interest in the Lease). Further, in the event of any sale, assignment or transfer by the Landlord of its interest in the Premises or the Lease and the assumption of the remaining obligations of landlord under this lease by the transferee, Landlord shall have the right to assign or transfer the Letter of Credit to its grantee, assignee or transferee; and in the event of any sale, assignment or transfer and assumption, the landlord so assigning or transferring the Letter of Credit shall have no liability to Tenant for the return of the Letter of Credit, and Tenant shall look solely to such grantee, assignee or transferee for such return, so long as such grantee, assignee or transferee assumes in writing all of Landlord’s obligations with respect to the Letter of Credit. The terms of the Letter of Credit shall permit multiple transfers of the Letter of Credit. Tenant shall use its commercially reasonable efforts to cooperate with Landlord and the bank to effect the transfer(s) of the Letter of Credit and Tenant shall be responsible for all costs of the bank associated therewith.

27. Waiver. Failure of Landlord or Tenant to declare a default by the other party upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord or Tenant (as applicable) shall have the right to declare such default at any time after its occurrence. To be effective, a waiver of any provision of this Lease, or any default, shall be in writing and signed by the waiving party. Any waiver hereunder shall not be deemed a waiver of subsequent performance of any such provision or subsequent defaults. The subsequent acceptance of Rent hereunder, or endorsement of any check by Landlord, shall not be deemed to constitute an accord and satisfaction or a waiver of any preceding default by Tenant, except as to the particular Rent so accepted, regardless of Landlord’s knowledge of the preceding default at the time of acceptance of the Rent. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Premises by Landlord before the Expiration Date shall constitute a waiver of any provision of this Lease or of any default, or operate as a surrender of this Lease.

28. Notices and Consents; Tenant’s Agent for Service. All notices, approvals, consents, demands and other communications from one party to the other given pursuant to this Lease shall be in writing and shall be made by personal delivery, by use of a reputable overnight courier service or by deposit in the United States mail, certified, registered or Express, postage prepaid and return receipt requested. Notices shall be addressed if to Landlord, to Landlord’s Address, and if to Tenant, to Tenant’s Address. Landlord and Tenant may each change their respective Addresses from time to time by giving written notice to the other of such change in accordance with the terms of this Article 28, at least ten (10) days before such change is to be effected. Any notice given in accordance with this Article 28 shall be deemed to have been given (i) on the date of personal delivery or (ii) on the earlier of the date of delivery or attempted delivery (as shown by the return receipt or other delivery record) if sent by courier service or mailed. Landlord shall endeavor to provide a courtesy copy of any notices delivered to Tenant hereunder to Tenant’s counsel as provided in the Basic Lease Information but failure to do so shall not render delivery of such notice to Tenant invalid.

29. Tenant’s Authority. Each party, and each of the persons executing this Lease on behalf of such party, represent and warrant that (i) such party is a duly formed, authorized and existing corporation, limited liability company, partnership or trust (as the case may be), (ii) such party is qualified to do business in California, (iii) such party has the full right and authority to enter into this Lease and to perform all of such party’s obligations hereunder, and (iv) each person signing on behalf of such party is authorized to do so. Tenant shall deliver to Landlord, upon Landlord’s request, such certificates, resolutions, or other written assurances authorizing Tenant’s execution and delivery of this Lease, and such financial information regarding Tenant and its constituent members, as requested by Landlord from time to time or at any time in order for Landlord to assess Tenant’s then authority and/or ability to meet its obligations under this Lease.

30. Automobile Parking.

30.1 Tenant’s Appurtenant Parking Rights. Landlord shall make available to Tenant no less than the number of parking spaces identified in the Basic Lease Information as the number of “Minimum Spaces,” which spaces shall be located in such parking areas as designated by Landlord, subject to the terms and conditions contained in this Article 30. Such parking areas currently include the uncovered surface lot behind the Building as depicted on Exhibit I (where parking is available 24 hours per day, seven days per week) or on the ground floor of the Covered Parking Area located across Christie Avenue as depicted on Exhibit I (where parking is available only from 8:00 a.m. to 5:00 p.m., Monday through Friday, excluding holidays); the uncovered surface lot and the Covered Parking Area are collectively referred to herein as the “Parking Facility.” Tenant shall at all times provide to Landlord, upon Landlord’s request, a list of all of the vehicle makes, colors and license plate numbers of all vehicles of Tenant’s employees. Tenant’s use of the parking spaces to be made available to Tenant shall be on a non-exclusive basis in common with other tenants in the Project; and parking in such spaces shall be on a first-come-first-served basis, unassigned and non-reserved for all tenants and users of such parking, provided that Landlord shall not grant more parking rights to use of the Parking Facility as would cause Tenant’s Minimum Spaces to be unavailable. The parking spaces to be made available to Tenant shall be in locations designated by Landlord and Landlord reserves the right to designate different locations from time to time without any liability to Tenant. Without limiting the generality of the foregoing, Landlord may restrict certain portions of the Parking Facility for the exclusive use of one or more tenants of the Project (and their employees and agents) and may designate other areas in the Parking Facility to be used at large only by licensees, customers and invitees of tenants of the Project; and Landlord may in its sole and absolute discretion restrict or prohibit the use of the Parking Facility by any vehicles other than passenger automobiles such as full-sized vans or trucks. Notwithstanding the foregoing, Landlord shall not exercise any of the foregoing rights in a manner which would (i) reduce the total number of parking spaces available to Tenant on a non-exclusive basis to a number less than the Minimum Spaces or (ii) result in Tenant being treated any less favorably than any other tenant of the Project vis-à-vis the location of parking spaces within the Parking Facility and the allocation of parking spaces between the uncovered surface lot and the Covered Parking Area. Tenant agrees that any exercise of Landlord’s rights under this Section 30.1 shall not give rise to any claims or offset against Landlord hereunder provided Landlord complies with the foregoing sentence. Tenant shall not permit any vehicles belonging to Tenant or any of Tenant’s subtenants or any of their respective employees, agents, customers, contractors or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. In its use of the Parking Facility, Tenant shall comply (and shall cause each of the other Tenant Parties to comply) with any and all parking regulations and rules established from time to time by Landlord or Landlord’s parking operator provided that in no event shall such rules and regulations increase the monetary obligations owing from Tenant to Landlord under this Lease or otherwise materially increase the obligations or diminish the rights of Tenant under this Lease. Landlord or Landlord’s parking operator shall have the right to cause to be removed any vehicles of Tenant or of any other Tenant Parties that are parked in violation of any of the provisions of this Article 30 or of the regulations and rules then established by Landlord, and to charge all of the costs incurred by Landlord in connection with such removal to Tenant and Tenant shall pay the amount of all such costs to Landlord as additional rent within thirty (30) days after receipt of written demand from Landlord. Any such removal shall be without liability of any kind to Landlord or Landlord’s parking operator or their respective employees or agents; and Tenant shall protect, defend, indemnify and hold Landlord and Landlord’s parking operator and their respective employees and agents from and against any and all claims, losses, damages, demands, costs and expenses (including reasonable attorneys’ fees) which may be asserted against or incurred by any of such indemnified parties arising out of or in connection with such removal of any automobiles, except to the extent that such claims, losses, damages, demands, costs and expenses arise out of the gross negligence or willful misconduct of Landlord, its agents, employees, or contractors.

30.2 Parking Fee. During the initial Term and the Extended Term, Landlord shall impose no charge on Tenant for use of the Parking Facility. Fair Market Rent for the Extended Term shall take into consideration the parking available to Tenant under this Lease at no charge.

30.3 Allocation of Risk. Landlord shall have no obligation to monitor the use of the Parking Facility. The use of the Parking Facility by the employees of Tenant and its subtenants shall be at the sole risk of Tenant, its subtenants and their respective employees. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees, or contractors, Landlord shall have no responsibility or liability for any injury or damage to any person or property by or as a result of the use of the Parking Facility by Tenant and its subtenants and their respective employees, whether by theft, collision, criminal activity, or otherwise; and Tenant hereby assumes, for itself, its subtenants and their respective employees (without the obligation to indemnify Landlord), all risks associated with any such occurrences in or about the Parking Facility.

30.4 No Assignment or Subletting of Parking. The parking rights provided to Tenant hereunder shall be personal to Tenant for use by Tenant’s employees and shall not be assigned, sublet or used by any other entity without Landlord’s prior written consent, except in connection with a Permitted Transfer or an approved assignment or subletting of or under the Lease.

31. Tenant to Furnish Financial Statements. In order to induce Landlord to enter into this Lease, Tenant agrees that it shall promptly deliver to Landlord, from time to time but not more often than once per year, upon Landlord’s written request, financial statements (including a balance sheet and statement of income and expenses on an annualized basis) reflecting Tenant’s then current financial condition. Such statements shall be delivered to Landlord within fifteen (15) days after Tenant’s receipt of Landlord’s request. Tenant represents and warrants that all financial statements, records, and information furnished by Tenant to Landlord in connection with this Lease are and shall be true, correct and complete in all material respects.

32. Communications and Computer Lines and Equipment.

32.1 Lines and Equipment. Tenant may install, maintain, replace, remove or use communications or computer wires and cables (collectively, “Lines”) at the Project to serve the Premises, and may install, maintain, replace, remove or use telecommunications or other signal or data reception or transmission equipment (collectively, “Equipment”) in the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, use the contractor specified by Landlord (which contractor may, but need not be, the entity managing the Building’s risers), and comply with all of the other provisions of this Lease and such other rules and procedures as may be established by Landlord from time to time pursuant to this Lease, (ii) Lines and Equipment shall comply with all applicable Requirements and shall be subject to all other provisions of this Lease, (iii) Lines and Equipment shall not cause any electrical, electromagnetic, radio frequency, or other interference with the Building Systems or any equipment of any party (including any telecommunication or other signal or data reception or transmission equipment and/or system in or serving the Project, its occupants, and/or Landlord), or otherwise interfere with the use and enjoyment of the Project by Landlord, any tenant of the Project, or any person or entity that has entered into an agreement with Landlord to install telecommunications or other signal or data reception or transmission equipment in the Project (collectively, “Interference”), (iv) Landlord shall not be required to grant separate access to the Building to Tenant’s telecommunications services and equipment provider in connection with Lines and Equipment, (v) any right granted to Tenant to install, maintain and use Lines and Equipment shall be non-exclusive, (vi) Tenant shall pay all costs in connection with this Article 32, and (vii) in the case of Lines, (A) an acceptable space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (B) Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, and (C) in the case of the installation of new Lines, Tenant, at the time of installation, shall label such Lines, on each floor through which they pass, with an identification system reasonably approved by Landlord.

32.2 Interference.

32.2.1 Tenant’s Interference. Upon Tenant’s receipt of written notice from Landlord of any Interference, Tenant shall immediately cooperate with Landlord to identify the source of the Interference and shall, within twenty-four (24) hours, if requested by Landlord, cease all operations of Lines and Equipment (except for intermittent testing as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) until the Interference has been corrected to the reasonable satisfaction of Landlord, unless Tenant reasonably establishes prior to the expiration of such twenty-four (24) hour period that the Interference is not caused by Tenant’s Lines or Equipment, in which case Tenant may operate its Lines or Equipment pursuant to the terms of this Lease. Tenant shall be responsible for all costs associated with any tests deemed reasonably necessary to resolve any and all Interference as set forth in this Article. If such Interference has not been corrected within ten (10) business days after notice to Tenant of its occurrence, Landlord may (i) require Tenant to remove the specific Line or Equipment causing such Interference pursuant to the terms of Section 32.3.3, or (ii) eliminate the Interference at Tenant’s expense, provided such Interference is actually caused by Tenant’s Lines or Equipment.

32.2.2 Other Party’s Interference. If the lines or equipment of any other party causes Interference with Tenant’s Lines or Equipment, Tenant shall reasonably cooperate with such other party to resolve such Interference in a mutually acceptable manner, but Landlord shall cause all such Interference with Tenant’s Lines or Equipment resulting from uses within the Project commencing after use of Lines and Equipment by Tenant to be promptly corrected.

32.3 General Provisions.

32.3.1 Consultation with Landlord. Tenant shall consult with Landlord in advance of any installation of any Lines or Equipment that may cause any Interference at the earliest practicable stage of consideration of such installation.

32.3.2 Landlord’s Rights. Landlord may, but shall not have the obligation to, reasonably direct, monitor, and/or supervise the installation, maintenance, replacement and removal of any Lines or Equipment. The foregoing sentence shall not be a limitation to any other rights Landlord may have under applicable Requirements or otherwise.

32.3.3 Removal. Landlord reserves the right to require Tenant, upon written or verbal notice, to remove any Lines or Equipment located in or serving the Premises which (i) are or were installed in violation of these provisions, or (ii) are at any time in violation of any applicable Requirements, or (iii) present a dangerous or potentially dangerous condition, or (iv) present a threat to the structural integrity of the Building, or (v) threaten to overload the capacity of, or affect the temperature otherwise maintained by, the air conditioning system, or the capacity of the Building’s electrical system, or (vi) have caused Interference that has not been corrected in accordance with Section 32.2.1. In addition, Tenant shall remove Lines and Equipment upon the expiration or earlier termination of this Lease in accordance with Section 35.12. The removal of Lines or Equipment shall be performed by the contractor specified by Landlord. If Tenant fails to remove any Lines or Equipment as required by Landlord in a diligent and expeditious manner, or if Tenant violates any other provision of this Article 32, Landlord may, after five (5) days’ written notice to Tenant and Tenant’s continuing failure to cure, remove such Lines and/or Equipment, as the case may be, or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable Requirements); provided, however, that Landlord shall have the right to remove any such Lines and/or Equipment immediately, without notice to Tenant, in the event of an emergency.

32.3.4 Approval by Landlord. Landlord’s approval of, or requirements concerning, Lines and Equipment, the plans, specifications or drawings related thereto or Tenant’s contractors, subcontractors, or service provider, shall not be deemed a warranty as to the adequacy thereof, and Landlord hereby disclaims any responsibility or liability for the same. Landlord further disclaims all responsibility for the condition, security or utility of Lines and Equipment, and makes no representation regarding the suitability of any such Lines or Equipment for Tenant’s intended use or the adequacy or fitness of the Building Systems for any such Lines or Equipment.

32.3.5 Waiver of Claims. Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines or Equipment will be free from, the following: (i) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines and/or Equipment by or for other tenants or occupants of the Project, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines and/or Equipment, or any other problems associated with any Lines and/or Equipment by any other cause; (ii) any failure of any Lines and/or Equipment to satisfy Tenant’s requirements; (iii) any eavesdropping or wire-tapping by unauthorized parties; or (iv) any Interference with Tenant’s Lines and/or Equipment caused by the lines and/or equipment of any other party, but Landlord shall use reasonable efforts to prevent Interference with Tenant’s use by any future users of space in the Building or Project. Without limiting the generality of any other provision of this Lease, in no event shall Landlord be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from the foregoing occurrences. Tenant further waives any right to claim that any occurrence described in clauses (i), (ii) and (iii) above constitutes grounds for a claim of abatement of Rent, actual or constructive eviction, or termination of this Lease.

32.3.6 Acknowledgment. Tenant acknowledges that Landlord has granted and/or may grant lease rights, licenses, and other rights to other tenants and occupants of the Project and to telecommunications service providers.

32.3.7 No Solicitation. Tenant shall not solicit, suffer, or permit other tenants or occupants of the Project to use its Lines or Equipment (including, without limitation, its wireless intranet, Internet and other communications network).

33. Expansion Right.

33.1 First Refusal Right. Tenant shall have a continuing right of first refusal (a “First Refusal Right”) to lease Rentable Area on the third (3rd) floor of the Building that is or becomes vacant and available for lease during the initial Term and is comprised of at least 5,000 square feet but not more than 10,000 square feet (the “First Refusal Space”). Tenant’s First Refusal Right shall be triggered by Landlord’s receipt of a bona fide offer to lease the First Refusal Space that Landlord desires to accept or a bona fide third party offer that Landlord desires to make (in either case, a “Bona Fide Offer”). Upon receipt of such Bona Fide Offer, Landlord shall provide notice (“Landlord’s Lease Notice”) to Tenant of such receipt together with the terms and conditions of the Bona Fide Offer. Tenant shall have five (5) business days after Tenant’s receipt of Landlord’s Lease Notice to exercise its First Refusal Right. If Tenant does not deliver its notice of intent to lease the First Refusal Space within five (5) business days after Tenant’s receipt of Landlord’s Lease Notice, then Tenant’s First Refusal Right will lapse and be of no further force and effect (unless and until again effective pursuant to this Section) and Landlord may lease the First Refusal Space to a third party on the same or any other terms and conditions, not materially more favorable to the third party tenant than as set forth in the Bona Fide Offer accompanying Landlord’s Lease Notice; provided, however, that if the rent to be paid by such party for the First Refusal Space is over five percent (5%) less (“Lower Rent”) than the rent initially offered in the Bona Fide Offer accompanying Landlord’s Lease Notice, or the terms of such third party’s lease are to be otherwise materially more favorable to the third party than as set forth in the Bona Fide Offer accompanying Landlord’s Lease Notice, Landlord shall offer the First Refusal Space to Tenant at the Lower Rent or on such other favorable terms in accordance with the procedure contained in this Article 33 before leasing the First Refusal Space to such third party, provided that Tenant shall deliver its notice of intent to lease the First Refusal Space at such Lower Rent or on such other favorable terms within three (3) business days after Tenant’s receipt of Landlord’s notice. Time is of the essence with respect to the provisions of this Article 33.

33.2 Conditions to Exercise. Notwithstanding anything herein to the contrary, Tenant shall have no First Refusal Right and Landlord need not provide Tenant with Landlord’s Lease Notice, if: (a) Tenant is in default under this Lease (beyond all applicable notice and grace periods) at the time Landlord would otherwise deliver the Landlord’s Lease Notice; (b) more than 50% of the Premises, is sublet to a party other than a Permitted Transferee at the time Landlord would otherwise deliver the Landlord’s Lease Notice; (c) the Lease has been assigned to a party other than a Permitted Transferee prior to the date Landlord would otherwise deliver the Landlord’s Lease Notice; or (d) a Permitted Transferee or Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Landlord’s Lease Notice; or (e) the First Refusal Space is not intended for the exclusive use of Tenant or a Permitted Transferee during the Term. The rights of Tenant hereunder with respect to the First Refusal Space shall terminate on the earlier to occur of: (a) Tenant’s failure to exercise its First Refusal Right within five (5) business days after Tenant’s receipt of Landlord’s Lease Notice, and (b) the date Landlord would have provided Tenant the Landlord’s Lease Notice if one or more of the conditions set forth above is satisfied.

33.3 Tenant’s Exercise. In the event that Tenant exercises its First Refusal Right as provided above, the term for the applicable First Refusal Space shall commence upon the commencement date stated in the Landlord’s Lease Notice and thereupon such First Refusal Space shall be considered a part of the Premises, provided that all of the terms stated in the Landlord’s Lease Notice shall govern Tenant’s leasing of such First Refusal Space and, only to the extent that they do not conflict with the Landlord’s Lease Notice, the terms and conditions of this Lease shall apply to such First Refusal Space, except the right to terminate the Lease provided in Article 34 which shall only apply to the originally demised Premises, and not the First Refusal Space. The First Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its “as-is” condition and as-built configuration existing on the earlier of the date Tenant takes possession of the First Refusal Space or as of the date the term for such First Refusal Space commences, unless the Landlord’s Lease Notice specifies any work to be performed by Landlord in the First Refusal Space, in which case Landlord shall perform such work in the First Refusal Space. If Tenant exercises its First Refusal Right, Landlord shall prepare an amendment (the “Expansion Amendment”) adding the First Refusal Space to the Premises on the terms set forth in the Landlord’s Lease Notice and reflecting the changes in Base Rent, rentable square feet in the Premises, Tenant’s Percentage Share and other appropriate terms. A copy of the Expansion Amendment shall be (i) sent to Tenant within a reasonable time after receipt of the Tenant’s notice exercising its First Refusal Right, and (ii) once reasonably approved by Landlord and Tenant, executed by Tenant and returned to Landlord within ten (10) days thereafter, but an otherwise valid exercise of the First Refusal Right contained herein shall, at Landlord’s option, be fully effective whether or not the Expansion Amendment is executed.

33.4 Limitation on Tenant’s Right as to any First Refusal Space. Notwithstanding anything herein to the contrary, in the event that the First Refusal Space becomes available during the last two (2) years of the initial Term, Tenant may not exercise its First Refusal Right unless it simultaneously exercises its Extension Option set forth herein.

33.5 Right Personal to Tenant. Notwithstanding anything set forth in this Lease to the contrary, the First Refusal Right set forth in this Article 33 shall be personal to the Original Tenant or any Permitted Transferees and may only be exercised by Original Tenant or any Permitted Transferee, and may not be exercised by any other assignee, sublessee, or other transferee of the Original Tenant’s interest in this Lease.

34. Right to Terminate.

34.1 Exercise of Right. Tenant shall have the one-time, irrevocable right to terminate this Lease as to the originally demised Premises only (and not as to any First Refusal Space) (the “Early Termination Right”) effective as of the last day of the seventh (7th) Lease Year (the “Early Termination Date”) upon at least twelve (12) months’ prior written notice to Landlord (the “Early Termination Notice”), in which event this Lease shall terminate as of the Early Termination Date; however, Tenant’s right to exercise the Early Termination Right is expressly conditioned upon satisfaction of all of the following conditions: (a) Tenant’s timely delivery of the Early Termination Notice; (b) as of the date of the delivery of the Early Termination Notice, Tenant is not in default in any of its material obligations under the terms of this Lease, beyond any applicable notice and cure period expressly set forth in this Lease; (c) as of the Early Termination Date, Tenant is not in default in any of its material obligations under the terms of this Lease, beyond any applicable notice and cure period expressly set forth in this Lease; and (d) Tenant’s payment to Landlord concurrently with the delivery of the Early Termination Notice of a termination payment (the “Termination Payment”) equal to the sum of (i) the unamortized amount, as of the Early Termination Date, of the brokerage commissions paid by Landlord and the Tenant Improvement Allowance (as that term is defined in Section 5.1 of the Work Letter) incurred by Landlord in connection with this Lease (which costs shall be amortized, on a straight line basis, at an annual interest rate of eight percent (8%) over the initial Term) and (ii) an amount equal to five times the monthly Base Rent payable as of the Early Terminate Date. If any default by Tenant (beyond the expiration of any applicable period for cure under this Lease) shall occur under the Lease following Tenant’s exercise of Tenant’s Early Termination Right and prior to the Early Termination Date, Landlord may, at its sole option, deem Tenant’s exercise of Tenant’s Early Termination Right hereunder null and void and of no further force or effect. The effectiveness of the Early Termination Notice is conditioned upon Landlord’s receipt of the Termination Payment concurrently with the delivery of the Early Termination Notice. Time is of the essence with respect to the provisions of this Article 34. Within thirty (30) days after written request by Tenant, Landlord shall provide Tenant with written notice of the amount of the Termination Payment, together with supporting calculations, as of a specified termination date, and Tenant shall have the right to reasonably review the underlying documentation supporting such calculation of the Termination Payment.

34.2 Terms and Conditions of Termination. If Tenant elects to terminate this Lease pursuant to the terms and conditions of this Article 34, then this Lease shall terminate as to the originally demised Premises effective as of the Early Termination Date with the same force and effect as if the Lease were scheduled to expire in accordance with its terms as of such Early Termination Date, and, without limiting the generality of the foregoing, Tenant shall surrender possession of the originally demised Premises to Landlord on such Early Termination Date in the condition required pursuant to the terms and conditions of this Lease.

34.3 Right Personal to Tenant. Notwithstanding anything set forth in this Lease to the contrary, the termination right set forth in this Article 34 shall be personal to the Original Tenant or any Permitted Transferee and may only be exercised by Original Tenant or any Permitted Transferee, and may not be exercised by any other assignee, sublessee, or other transferee of the Original Tenant’s interest in this Lease.

35. Miscellaneous.

35.1 No Joint Venture. This Lease does not create any partnership or joint venture or similar relationship between Landlord and Tenant.

35.2 Successors and Assigns. Subject to the provisions of Article 17 regarding assignment, all of the provisions, terms, covenants and conditions contained in this Lease shall bind, and inure to the benefit of, the parties and their respective successors and assigns.

35.3 Construction and Interpretation. The words “Landlord” and “Tenant” include the plural as well as the singular. If there is more than one person comprising Tenant, the obligations under this Lease imposed on Tenant are joint and several. References to a party or parties refers to Landlord or Tenant, or both, as the context may require. The captions preceding the Articles, Sections and subsections of this Lease are inserted solely for convenience of reference and shall have no effect upon, and shall be disregarded in connection with, the construction and interpretation of this Lease. Use in this Lease of the words “including”, “such as”, or words of similar import when following a general matter, shall not be construed to limit such matter to the enumerated items or matters whether or not language of nonlimitation (such as “without limitation”) is used with reference thereto. All provisions of this Lease have been negotiated at arm’s length between the parties and after advice by counsel and other representatives chosen by each party and the parties are fully informed with respect thereto. Therefore, this Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof, or by reason of the status of the parties as Landlord or Tenant, and the provisions of this Lease and the Exhibits hereto shall be construed as a whole according to their common meaning in order to effectuate the intent of the parties under the terms of this Lease.

35.4 Severability. If any provision of this Lease, or the application thereof to any person or circumstance, is determined to be illegal, invalid or unenforceable, the remainder of this Lease, or its application to persons or circumstances other than those as to which it is illegal, invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under the circumstances, or would frustrate the purposes of this Lease.

35.5 Entire Agreement; Amendments. This Lease, together with the Exhibits hereto and any Addenda identified on the Basic Lease Information, contains all the representations and the entire agreement between the parties with respect to the subject matter hereof and any prior negotiations, correspondence, memoranda, agreements, representations or warranties are replaced in total by this Lease, the Exhibits hereto and such Addenda. Neither Landlord nor Landlord’s agents have made any warranties or representations with respect to the Premises or any other portion of the Building, except as expressly set forth in this Lease. This Lease may be modified or amended only by an agreement in writing signed by both parties.

35.6 Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State of California.

35.7 Litigation Expenses. If either party brings any action or proceeding against the other (including any cross-complaint, counterclaim or third party claim) to enforce or interpret this Lease or otherwise arising out of this Lease, the prevailing party in such action or proceeding shall be entitled to its costs and expenses of suit, including reasonable attorneys’ fees and accountants’ fees.

35.8 Standards of Performance and Approvals. Unless otherwise provided in this Lease, (i) each party shall act in a reasonable manner in exercising or undertaking its rights, duties and obligations under this Lease and (ii) whenever approval, consent or satisfaction (collectively, an “approval”) is required of a party pursuant to this Lease or an Exhibit hereto, such approval shall not be unreasonably withheld, conditioned or delayed. Unless provision is made for a specific time period, approval (or disapproval) shall be given within thirty (30) days after receipt of the request for approval. Nothing contained in this Lease shall, however, limit the right of a party to act or exercise its business judgment in a subjective manner with respect to any matter as to which it has been (A) specifically granted such right, (B) granted the right to act in its sole discretion or sole judgment, or (C) granted the right to make a subjective judgment hereunder, whether “objectively” reasonable under the circumstances and any such exercise shall not be deemed inconsistent with any covenant of good faith and fair dealing implied by law to be part of this Lease. The parties have set forth in this Lease their entire understanding with respect to the terms, covenants, conditions and standards pursuant to which their obligations are to be judged and their performance measured, including the provisions of Article 17 with respect to assignments and sublettings.

35.9 Brokers. Landlord shall pay to Landlord’s Broker and Tenant’s Broker, if any as specified in the Basic Lease Information of this Lease, a commission in connection with such Brokers’ negotiation of this Lease pursuant to a separate agreement or agreements between Landlord and such Brokers. Other than such Brokers, Landlord and Tenant each represent and warrant to the other that no broker, agent, or finder has procured or was involved in the negotiation of this Lease and no such broker, agent or finder is or may be entitled to a commission or compensation in connection with this Lease. Landlord and Tenant shall each indemnify, defend, protect and hold the other harmless from and against any and all liability, loss, damages, claims, costs and expenses (including reasonable attorneys’ fees) resulting from claims that may be asserted against the indemnified party in breach of the foregoing warranty and representation. The indemnification obligations of each party under this Section shall survive the expiration or earlier termination of this Lease for the statutory period.

35.10 Memorandum of Lease. Tenant shall, upon request of Landlord, execute, acknowledge and deliver a short form memorandum of this Lease (and any amendment hereto)

in form suitable for recording. In no event shall this Lease or any memorandum thereof be recorded by Tenant.

35.11 Quiet Enjoyment. Upon paying the Rent and performing all its obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by or through Landlord, subject, however, to the provisions of this Lease and any encumbrances as specified in Article 21.

35.12 Surrender of Premises. Upon the Expiration Date or earlier termination of this Lease, Tenant shall quietly and peacefully surrender the Premises to Landlord in the condition specified in Article 9 above. On or before the Expiration Date or earlier termination of this Lease, Tenant shall remove all of its personal property from the Premises and repair at its cost and expense all damage to the Premises or Building caused by such removal. In addition, Tenant, at its cost and expense, shall remove all Lines installed by or for Tenant that are located within the Premises or, in the case of Lines exclusively serving the Premises, anywhere in the Project, including, without limitation, the Building plenum, risers and all conduits, and repair all damage to the Project caused by such removal as follows: (i) in the case of the expiration of the Term, Tenant shall remove such Lines and repair such damage on or before the Expiration Date, unless Landlord notifies Tenant, at least thirty (30) days prior to the Expiration Date, that such Lines shall be surrendered with the Premises; and (ii) in the case of the earlier termination of this Lease, Tenant shall remove such Lines and repair such damage promptly after receipt of a notice from Landlord requiring such removal and repair. Any Lines not required to be removed pursuant to this Section shall become the property of Landlord (without payment by Landlord), and shall be surrendered in good condition and working order, lien free, and properly labeled with an identification system reasonably approved by Landlord. All personal property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may, without any liability to Tenant for loss or damage thereto or loss of use thereof, store such property in Tenant’s name at Tenant’s expense and/or dispose of the same in any manner permitted by law.

35.13 Building Directory. Landlord shall reserve one (1) strip on the Building Directory plus a proportionate number of additional strips for identification of Tenant’s principal employees as desired by Tenant based upon the size of the Building Directory and the percentage of the Rentable Area of the Building contained within the Premises, but in no event shall Tenant be entitled to more than a total of seven (7) strips on the Building Directory. All costs for the initial strip shall be borne by Landlord and all costs for replacement, additions or changes shall be borne by Tenant.

35.14 Tenant’s Signs.

35.14.1 General Rules Regarding Signage. Without Landlord’s prior consent, which Landlord may withhold in its sole discretion, Tenant shall not place on the Premises or on the Building any exterior signs nor any interior signs that are visible from the exterior of the Premises or Building, except as otherwise permitted in this Section 35.14. The design, size, location, material, lighting, installation method and maintenance of any signage shall to be subject to Landlord’s approval, which approval shall not be unreasonably withheld, and shall comply with all Requirements. Tenant shall pay all costs and expenses relating to any such sign approved by Landlord, including, without limitation, the cost of the installation and maintenance of the sign. On the date of expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, shall remove all signs and repair any damage caused by such removal.

35.14.2 Exterior Signage. Original Tenant shall have a right to install or construct a single sign on the exterior of the Building along the southwest elevation of the Building in the location depicted on Exhibit G-1 and exterior entry signage as depicted on Exhibit G-2, subject to the following terms and conditions:

(a) The design, size, location, material, lighting, installation method and maintenance of the exterior sign shall be subject to Landlord’s approval, which consent shall not be unreasonably withheld, and shall comply with all Requirements, including, without limitation, the Major Design Review Permit for a Master Sign Program at 6425/6455/6475 Christie Avenue and the Conditions of Approval dated June 23, 2005 approved by the City of Emeryville Planning Department and the Final City Review Package prepared by Barbara Leistico Graphic Design dated May 9, 2005, copies of which are attached hereto as Exhibit G-3. Tenant shall submit, for Landlord’s prior approval, all drawings and specifications for the exterior signage, including, without limitation, structural engineering drawings and electrical engineering drawings.

(b) Tenant shall obtain all necessary government permits and approvals from the City of Emeryville for the installation of the exterior sign.

(c) The exterior sign shall only identify the Tenant as “Jamba Juice” or “Jamba” and, at Tenant’s option, Tenant’s logo. No other name shall be used or included in the exterior sign unless Tenant has obtained Landlord’s prior written consent to the use or inclusion of a different or additional name in the exterior sign (a “Name Change”), which consent shall not be unreasonably withheld. Without limiting the grounds on which it may be reasonable for Landlord to withhold its consent to a Name Change, Tenant agrees that Landlord would be acting reasonably in withholding its consent in the following instances: (i) if the Name Change results in a violation or a breach of any other lease at the Project; or (ii) if the Name Change involves the name of a business that is a competitor of (x) a then-existing tenant at the Project, (y) any prospective tenant with whom Landlord is negotiating a lease for space within the Project, or (z) any prospective purchaser of the Project; or (iii) the Name Change would not be compatible with the types of tenancies then occupying the Project.

(d) Tenant’s right under this Section 35.14.2 is personal to Original Tenant or any Permitted Transferee, and may not be otherwise assigned, sublet or transferred to any other person or entity, whether in connection with an approved or permitted assignment or subletting under this Lease or otherwise. Without Landlord’s prior consent, which Landlord may withhold in its sole discretion, Tenant shall not place on the Premises or on the Building any exterior signs nor any interior signs that are visible from the exterior of the Premises or Building. Tenant shall pay all costs and expenses relating to any such sign approved by Landlord, including without limitation, the cost of the installation and maintenance of the sign. On or immediately prior to the date of expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, shall remove all signs and repair any damage caused by such removal.

35.15 Name of Building; Address. Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises. Tenant shall, in connection with all correspondence, mail or deliveries made to or from the Premises, use the official Building address specified from time to time by Landlord. In the event that Landlord voluntarily changes the name or address of the Building or Project, Landlord shall reimburse Tenant for Tenant’s reasonable cost of replacing Tenant’s then current stock of stationary and business cards containing the changed name or address, as applicable.

35.16 Compliance with Anti-Terrorism Law. Tenant represents to Landlord that Tenant is not in violation of any Anti-Terrorism Law, and that Tenant is not, as of the date hereof: (i) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law. In addition, Tenant represents that neither Tenant nor any of its affiliates, officers, directors, shareholders, members or lease guarantor, as applicable, is a Prohibited Person. If at any time any of the foregoing representations becomes false, it shall be considered a material default under this Lease.

35.17 Exhibits. The Exhibits specified in the Basic Lease Information are by this reference made a part hereof.

35.18 Force Majeure. If either party is delayed or prevented from the performance of its obligations under this Lease due to a Force Majeure Event, the performance of such obligation shall be excused for the period of the Force Majeure Event and the period of performance of such obligation shall be extended for an equivalent period. Delays of failures to perform resulting from lack of funds shall not be considered a Force Majeure Event. Nothing contained in this Section 35.18 shall (a) relieve Tenant from the obligation to timely pay Rent under the Lease (other than in connection with the extension of the Commencement Date due to a Force Majeure Event), (b) permit Tenant to holdover in the Premises after the expiration or earlier termination of the Lease, or (c) relieve Tenant from any obligation required to be performed by Tenant under the Lease if Tenant’s failure to perform such obligation would interfere with any other tenant of the Project’s use, occupancy or enjoyment of its respective premises or the Project.

35.19 Time of the Essence. Time is of the essence of this Lease and of the performance of each of the provisions contained in this Lease.

36. Roof Top License.

36.1 Grant of License. During the Term, Tenant shall have a non-exclusive license (the “Roof Top License”), without any charge, to install, operate, maintain and use the Roof Top Equipment (defined below), subject to, and in accordance with, the terms and conditions contained in Article 10 and this Article 36.

36.2 Permitted Use; Equipment; Location. The uses permitted by the Roof Top License are solely for the following:

(a) install, operate, maintain and use, for the purpose of reception of communication and data signals, (i) one satellite dish and antennae system (with the dish having dimensions not greater than 36 inches by 36 inches) and related roof mount (the “Antenna”) on the open space of the roof of the Building in a location to be designated by Landlord (the “Antenna Roof Area”); and (ii) connections for the Antenna for (x) electrical wiring to the Building’s existing electrical supply and (y) cable or similar connection necessary to connect the Antenna with Tenant’s related equipment located in the Premises; and

(b) install, operate, maintain and use, for the purposes of cooling the Premises, (i) up to four (4) rooftop condensers and related roof mounts (the “Condensers”) on the open space of the roof of the Building in a location to be reasonably designated by Landlord and such area having dimension of not greater than 10 feet by 10 feet (the “Condenser Roof Area”); and (ii) connections for the Condensers for electrical wiring to the Building’s existing electrical supply to connect the Condensers with Tenant’s related equipment located in the Premises. The “Antenna Roof Area” and the “Condenser Roof Area” are sometimes collectively referred to as the “Roof Top Area.”

The routes or paths for any wiring and connections shall be through the Building’s existing risers, conduits and shafts, subject to space limitations and Landlord’s reasonable requirements for use of such areas, and in all events subject to Landlord’s reasonable approval of plans and installation pursuant to other provisions of this Article 36 (such routes or paths are collectively referred to as the “Cable Path” and all such electrical and other connections are referred to collectively as “Connections”). The Antenna, the Condensers and the Connections are sometimes collectively referred to as the “Roof Top Equipment.”

36.3 Roof Top Installation Work; Maintenance. Tenant shall install, operate, maintain, repair and remove the Roof Top Equipment at Tenant’s sole cost. The Roof Top Equipment and work related to its installation (“Roof Top Installation Work”) must be performed in a good and workmanlike manner and in accordance with all Requirements, and shall be subject to (a) obtaining Landlord’s prior written approval of plans and specifications, which approval shall not be unreasonably withheld, conditioned or delayed; and (b) obtaining Landlord’s prior written approval of Tenant’s contractor for installation of the Roof Top Equipment, and such contractor must provide evidence of insurance in compliance with Section 10.2.3 or otherwise satisfactory to Landlord prior to commencing work in or about the Building, including the Roof Top Area. The plans and specifications for the Roof Top Equipment shall include, without limitation, the design, size and features thereof and mounting structure, floor and power load requirements, cabling installations, the means of affixing or mounting the Roof Top Equipment within the Roof Top Area, and the means of connecting the Roof Top Equipment to the Building’s electrical system and to the Premises. No review by Landlord of any plans and specifications shall be deemed to create any liability of any kind on the part of Landlord or to constitute a representation on the part of Landlord or any professional consulted by Landlord in connection with such review and approval, that such plans and specifications are correct or accurate, or comply with applicable Requirements. Landlord may require that screens or walls be installed, at Tenant’s expense, to reduce the visibility of all or a portion of the Roof Top

Equipment and/or that the Roof Top Equipment to be painted in a color to blend with the roof in a manner satisfactory to Landlord. In maintaining, repairing, operating, and removing the Roof Top Equipment, Tenant shall protect the Building roof and structure and other Building Systems, and Tenant shall reimburse Landlord for the reasonable cost of repairing any damage caused by the maintenance, repair, operation or removal of the Roof Top Equipment. Tenant represents to Landlord that the Roof Top Equipment is not of a weight which exceeds the structural loading capacities of the Building roof.

36.4 General Requirements. Tenant’s use of the roof of the Building is subject to the following general requirements:

(a) Tenant shall provide Landlord with reasonable advance notice prior to commencing installation of the Roof Top Equipment or other work on or to the Roof Top Equipment from time to time, and agrees to afford Landlord the opportunity to be present for all such work, provided that only subsequent notice within a reasonable time, shall be required in the case of an emergency situation that presents an immediate danger. Landlord may, but shall not have the obligation to, reasonably direct, monitor, and/or supervise the installation, maintenance, replacement and removal of the Roof Top Equipment. The foregoing sentence shall not be a limitation to any other rights Landlord may have under applicable Requirements or otherwise.

(b) Tenant shall have reasonable access to the roof for the purposes of installation, maintenance and repair of the Roof Top Equipment upon Tenant’s reasonable advance notice to Landlord (except in an emergency).

(c) Tenant, at its expense, shall at all times keep the Roof Top Equipment in good order, condition and repair, and the Roof Top Equipment location neat and clean. With respect to all operations relating to the Roof Top Equipment, Tenant shall conduct its business and control its agents, employees and invitees in such manner as not to create any nuisance, or materially interfere with, annoy or disturb any other licensee or tenant of the Building or Landlord in its operation of the Building.

(d) The Connections shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord.

36.5 Interference. Without limiting the generality of any other provision hereof, Tenant shall install, maintain and operate the Roof Top Equipment in a manner so as to not cause any Interference (as defined in Section 32.1). Upon notice of any Interference created by the Roof Top Equipment, Tenant shall immediately cooperate with Landlord to the same extent as if the Interference were created by Tenant’s Lines and Equipment and upon the same terms and conditions set forth in Section 32.2.

36.6 Insurance; Indemnity.

(a) Tenant shall cause the insurance coverage required to be maintained pursuant to Section 14.1.3 of the Lease to cover the Roof Top Equipment and the insurance coverage required to be maintained pursuant to Sections14.1.1 and 14.1.4 to cover any claims arising in connection with the presence, use, operation, installation, repair, maintenance, or removal of the Roof Top Equipment.

(b) Without limiting the provisions of Article 16 above, Tenant hereby agrees, to the maximum extent permitted by law, to protect, defend, indemnify and hold Landlord and the other Landlord Parties, and each of them, harmless from and against any and all loss, liens, liability, claims, causes of action, damage, injury, cost or expense arising from or connected in any way with the Roof Top Equipment or the operations of Tenant or any Tenant Parties in connection therewith (except to the extent caused by the negligence or willful misconduct of Landlord or a Landlord Party). The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

36.7 Removal. Landlord reserves the right to require Tenant, upon written or verbal notice, to remove any Roof Top Equipment located in or serving the Premises which (i) are or were installed in violation of these provisions, or (ii) are at any time in violation of any Requirements, or (iii) present a dangerous or potentially dangerous condition, or (iv) present a threat to the structural integrity of the Building, or (v) threaten to overload the capacity of, or affect the temperature otherwise maintained by, the air conditioning system, or the capacity of the Building’s electrical system, or (vi) have caused Interference that has not been corrected in accordance with Section 36.5. In addition, Tenant shall remove Roof Top Equipment upon the expiration or earlier termination of this Lease in accordance with Section 35.12. If Tenant fails to remove any Roof Top Equipment as required by Landlord in a diligent and expeditious manner, or if Tenant violates any other provision of this Article 36, Landlord may, after three (3) days’ written notice to Tenant, remove such Roof Top Equipment, as the case may be, or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable Requirements); provided, however, that Landlord shall have the right to remove any such Roof Top Equipment immediately, without notice to Tenant, in the event of an emergency.

36.8 Waiver of Claims. Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of the Roof Top Equipment will be free from, the following: (i) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of the Roof Top Equipment by or for other tenants or occupants of the Project, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Roof Top Equipment, or any other problems associated with any Roof Top Equipment by any other cause; (ii) any failure of any Roof Top Equipment to satisfy Tenant’s requirements; (iii) any eavesdropping or wire-tapping by unauthorized parties; (iv) any Interference with the Antennae Equipment caused by the antennas, dishes, lines and/or other equipment of any other party; or (v) any failure of the Roof Top Area to support the Roof Top Equipment. Without limiting the generality of any other provisions of this Lease, in no event shall Landlord be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from the foregoing occurrences. Tenant further waives any right to claim that any occurrence described in clauses (i) through (v) above constitutes grounds for a claim of abatement of Rent, actual or constructive eviction, or termination of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this lease as of the Lease Date.

LANDLORD:

BAY CENTER OFFICE, LLC, a Delaware limited liability company

By:	EmeryOffice, LLC, a Delaware limited liability company
Its: Administrative Member

	By:	TMG Partners, a California corporation Its: Manager

		By:	/s/ Cathy Greenwold
		Printed Name:	Cathy Greenwold
		Title:	Executive Vice President

TENANT:

JAMBA JUICE COMPANY, a California corporation

By:	/s/ Donald D. Breen
Printed Name: Donald D. Breen
Title: Chief Financial Officer

EXHIBIT A

FLOOR PLANS OF PREMISES

A-1

EXHIBIT B

LEGAL DESCRIPTION OF LAND

Land located in Emeryville, California, as follows:

TRACT ONE:

Parcels 1 and 2, as shown on Parcel Map 4664, filed December 30, 1985, in Book 159 of Parcel Maps at Pages 16 and 17, Alameda County Records.

TRACT TWO:

Parcel A, as shown on Parcel Map 4947, filed February 26, 1987, in Book 165 of Parcel Maps, at pages 96 and 97, Alameda County Records.

B-1

EXHIBIT C

WORK LETTER AGREEMENT

This Work Letter Agreement (“Work Letter”) is attached to and forms a part of the Office Lease with a Lease Date of July 28, 2006 (the “Lease”), by and between Bay Center Office, LLC, a Delaware Limited Liability Company (“Landlord”), and Jamba Juice Company, a California corporation (“Tenant”), pertaining to certain premises located at within the office building having an address of 6475 Christie Avenue, Emeryville, California. Except where clearly inconsistent or inapplicable, the provisions of the Lease are incorporated into this Work Letter, and capitalized terms used without being defined in this Work Letter shall have the meanings given them in the Lease.

The purpose of this Work Letter is to set forth the respective responsibilities of Landlord and Tenant with respect to the design and construction of all alterations, additions and improvements which Tenant may deem necessary or appropriate to prepare the Premises for occupancy by Tenant under the Lease. Such alterations, additions and improvements to the Premises are referred to in this Work Letter as the “Tenant Improvements,” and the work of constructing the Tenant Improvements is referred to as the “Tenant Improvement Work.”

Landlord and Tenant agree as follows:

1. General.

1.1 Tenant and Tenant’s Architect (as defined below) is solely responsible for designing the Tenant Improvements (subject to Landlord’s rights of review and approval set forth in this Work Letter).

1.2 Landlord’s sole interest in reviewing and approving the Construction Drawings (as hereinafter defined) is to protect the Building and Landlord’s interests, and no such review or approval by Landlord shall be deemed to create any liability of any kind on the part of Landlord, or constitute a representation on the part of Landlord or any person consulted by Landlord in connection with such review and approval that the Space Plans or Final Working Drawings (as hereinafter defined) are correct or accurate, or are in compliance with any Requirements.

1.3 Landlord shall undertake and complete the Landlord’s Work and Tenant Improvement Work in accordance with the terms of this Work Letter. Except for the Landlord’s Work and the Tenant Improvement Work, Tenant shall accept the Premises in their “AS IS” condition on the Commencement Date, subject to the provisions of Sections 7.3 and 7.6.1.

1.4 Landlord shall contribute (subject to the terms and conditions set forth in this Work Letter) the Tenant Improvement Allowance as defined in Section 5.1 below towards the costs of designing the Tenant Improvements and performing the Tenant Improvement Work.

1.5 Tenant shall be responsible for all costs of designing the Tenant Improvements and performing the Tenant Improvement Work to the extent such costs exceed the Tenant Improvement Allowance.

1.6 Tenant acknowledges that Landlord is not a licensed contractor, and agrees that Landlord will have no liability for any errors, omissions, or defects in the Tenant Improvements. Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements except to the extent resulting from the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors (but not excluding claims relating to or arising from the gross negligence or willful misconduct of the Contractor, the Tenant’s Architect and their respective agents, contractors or subcontractors which claims are hereby waived by Tenant).

2. Landlord’s Work. Landlord, at Landlord’s expense, shall be responsible for constructing or installing the improvements to the Base Building as depicted on the plans prepared by Ibsen/Senty Architecture dated July 19, 2006 and attached hereto as Schedule 1 (the “Landlord’s Work”).

3. Design and Approval of the Tenant Improvements; Duct Work.

3.1 Selection of Tenant’s Architect; Construction Drawings.

(a) Tenant shall retain Pollack Architecture (“Tenant’s Architect”) to prepare the Construction Drawings. Landlord shall retain engineering consultants to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety and sprinkler work, if any, in the Premises in connection with the Tenant Improvements (the “Engineers”). The plans and drawings to be prepared by Tenant’s Architect and the Engineers hereunder shall be known, collectively, as the “Construction Drawings.”

(b) All Construction Drawings shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld. Tenant’s Architect may use the drawings supplied by Landlord in connection with the preparation of the Construction Drawings, but Tenant agrees that Landlord shall have no liability for the completeness or accuracy thereof, and Tenant’s Architect shall be responsible for performing all necessary field measurements and confirming the completeness and accuracy of such drawings.

(c) At Landlord’s option, to be exercised in its sole discretion, Landlord may require Tenant to assign Tenant’s rights under its agreement with Tenant’s Architect upon five (5) business days notice from Landlord to Tenant. Tenant has obtained (or will prior to commencement of construction of the Tenant Improvements) the consent from Tenant’s Architect to such assignment.

3.2 Space Plans. Prior to drafting any Construction Drawings, Tenant’s Architect shall furnish Landlord with Tenant’s final space plans for the Premises (“Space Plans”). The Space Plans shall show locations of all proposed improvements, including partitions, cabinetry, equipment and fixtures, shall identify materials and finishes by location, and shall specify the location of any proposed structural floor penetrations, the location and extent of floor loading in excess of Building capacity, if any, any special HVAC requirements, the location and description of any special plumbing requirements, and any special electrical requirements. Landlord acknowledges that Tenant desires to install as part of the Tenant Improvements a separate exterior entrance to the Building on the ground floor of the Building located at the south end of the Building (the “Second Entrance”), subject to the terms and conditions of this Work Letter including the necessity of obtaining all required Permits for the Second Entrance. Landlord shall approve or disapprove the Space Plans by written notice given to Tenant within ten (10) business days after receipt of the Space Plans. Landlord shall not unreasonably withhold its approval of the Space Plans, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Space Plans if, in Landlord’s good faith judgment, any one or more of the following situations exist: (a) the proposed Tenant Improvements will adversely affect the exterior appearance of the Building; or (b) the proposed Tenant Improvements may impair the structural strength of the Building, adversely affect any building systems or materially adversely affect the value of the Building; or (c) the specifications for the proposed Tenant Improvements are not consistent with, or would detract from, the character or image of the Building. If Tenant’s proposed interior partitioning or other aspects of the Tenant’s Work will, in Landlord’s good faith judgment, require changes or alterations in the fire protection sprinkler system, HVAC system or other building systems outside of the Premises, and Landlord approves such changes or alterations, such changes or alterations shall be made at Tenant’s expense. If Landlord disapproves the Space Plans, Landlord shall return the Space Plans to Tenant with a statement of Landlord’s reasons for disapproval, or specifying any required corrections and/or revisions. Landlord shall approve or disapprove of any revisions to the Space Plans by written notice given to Tenant within five (5) business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Space Plans.

3.3 Final Working Drawings. Following Landlord’s approval of the Space Plans, Tenant’s Architect shall prepare and submit for Landlord’s approval complete and detailed construction plans and specifications, including a fully coordinated set of architectural, structural, mechanical, fire protection, electrical and plumbing working drawings for the Tenant Improvement Work, in a form which is sufficiently complete to permit subcontractors to bid on the work, obtain all required Permits (as hereinafter defined) and commence construction (the “Final Working Drawings”). Landlord shall approve or disapprove of the Final Working Drawings by giving written notice to Tenant within ten (10) business days after receipt thereof. Landlord shall not unreasonably withhold or condition its approval of the Final Working Drawings, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Final Working Drawings for any of the reasons specified in Section 3.2 above, or if in Landlord’s good faith judgment, the Final Working Drawings are inconsistent with, or do not conform to, the Space Plans. If Landlord disapproves the Final Working Drawings, Landlord shall return the Final Working Drawings to Tenant with a statement of Landlord’s reasons for disapproval and/or specifying any required corrections or revisions. Landlord shall approve or disapprove of any such revisions to the Final Working Drawings necessitated by Landlord’s comments or initiated by Tenant within five (5) business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Final Working Drawings (as so approved, the “Approved Working Drawings”).

4. Construction of Tenant Improvements. Following Landlord’s approval of the Final Working Drawings, Landlord shall obtain any necessary building permits and other permits, authorizations and approvals which may be required in connection with, or to satisfy all laws and codes applicable to, the construction of the Tenant Improvements in accordance with the Approved Working Drawings (“Permits”), and shall engage Skyline Construction, Tenant’s contractor, as the general contractor (the “General Contractor”) to perform the Tenant Improvement Work, substantially as shown on the Approved Working Drawings, excepting only minor variations (i.e., variations which are not inconsistent with the intent of the Approved Working Drawings) as Landlord may deem advisable and any Change Orders approved by Landlord. No material changes or modifications to the Approved Working Drawings shall be made unless by written Change Orders signed by Landlord and Tenant, except for changes to or variations from the Approved Working Drawings which may be required by any governmental agency having jurisdiction. From time to time during the course of construction, Landlord may charge against the Tenant Improvement Allowance, all costs incurred by Landlord in connection with the construction of the Tenant Improvements, including, without limitation, costs of the work performed and materials provided, Permits fees, out-of-pocket expenses, and any increased costs incurred by Landlord as a result of, or in connection with, Change Orders.

5. Cost of Construction.

5.1 Allowance. Landlord will contribute to the costs of designing the Tenant Improvements and performing the Tenant Improvement Work, as depicted on the Approved Working Drawings, to the extent of the lesser of (a) One Million Nine Hundred Fifty Nine Thousand Nine Hundred Twenty Five and 00/100 Dollars ($1,959,925.00) (calculated at the rate of $55.00 per square foot of Rentable Area in the Premises) (the “Tenant Improvement Allowance”), or (b) the actual aggregate cost of Permitted Allowance Items. Tenant shall pay all costs in excess of the Tenant Improvement Allowance for the design and construction of the Tenant Improvements and Tenant’s relocation to the Premises.

5.2 Permitted Allowance Items. The Tenant Improvement Allowance shall be disbursed by Landlord only for payment or reimbursement of the following items and costs (collectively, the “Permitted Allowance Items”):

(a) Payment of the fees and costs of Tenant’s Architect and Engineers, including the costs of producing Tenant’s Space Plans and Final Working Drawings;

(b) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

(c) The documented cost of procuring, constructing and installing the Tenant Improvements (including the construction of the Second Entrance), including, without limitation, contractors’ fees and general conditions, testing and inspection costs, and trash removal costs;

(d) The cost of any changes in the Base Building when such changes are required by the Approved Working Drawings.

(e) The cost of any construction manager retained by Tenant.

5.3 Construction Costs. Prior to commencing the Tenant Improvement Work, General Contractor shall submit to Landlord and Tenant a written statement of the total cost of the Tenant Improvement Work as then known by General Contractor (the “Estimated Costs”). Within five (5) business days thereafter, Tenant shall deposit with Landlord’s lender, Comerica Bank, or other financial institution reasonably acceptable to Landlord and its lender, as a deposit towards Tenant’s obligations hereunder a sum equal to the amount by which the Estimated Costs exceeds the Tenant Improvement Allowance, which is anticipated to be Eight Hundred Ninety Thousand Eight Hundred Seventy Five and 00/100 Dollars ($890,875.00) (the “Initial Tenant Construction Deposit”). The Initial Tenant Construction Deposit shall be held by lender or such approved financial institution in a separate account (the “Construction Cost Escrow Account”) and disbursed in accordance with this Work Letter, such account to be interest-bearing to the extent permitted by Landlord’s lender. All costs attributable to Change Orders (as hereinafter defined) requested or approved by Tenant shall be payable by Tenant (provided that to the extent funds are available, such costs may be reimbursed from the Tenant Improvement Allowance). If at any time the total cost of the Tenant Improvement Work, as reasonably estimated by Landlord and the General Contractor, will exceed the Tenant Improvement Allowance and the Initial Tenant Construction Deposit, Tenant shall deposit such difference in the Construction Cost Escrow Account to Landlord, within ten (10) days following presentation to Tenant of an invoice for such amount that exceeds the Tenant Improvement Allowance and Initial Tenant Construction Deposit. Tenant acknowledges and agrees that any such invoice shall be based solely on an estimate of the total cost of the Tenant Improvement Work, and shall not be binding on Landlord. Landlord shall have no obligation to commence or to continue construction of the Tenant Improvement Work unless Tenant pays the Initial Tenant Construction Deposit in full and any additional required amounts under this Section 5.3 within the applicable time periods. Upon request, Landlord shall supply reasonable supporting documentation for any such invoice, in each instance within a reasonable time following such request, but Tenant shall not be entitled to delay or withhold payment of any sums invoiced by Landlord, and payment of such sums shall not be deemed a waiver of any right on the part of Tenant to such reasonable supporting documentation.

5.4 Disbursement of Funds from Construction Cost Escrow Account. Upon receipt of the following on or before the fifteenth (15th) day of a calendar month: (i) an application for payment from General Contractor, which application shall be approved by Tenant’s Architect, showing the schedule, by trade, of the percentage of completion of the Tenant Improvements in the Premises, and detailing the portion of the work completed and the portion not completed; (ii) invoices from the General Contractor and all subcontractors for labor rendered and materials delivered to the Premises; and (iii) executed mechanic’s lien releases from the General Contractor and all subcontractors, which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d), Landlord shall upon the fifteenth (15th) day of the next ensuing calendar month (x) deliver a check to General Contractor, in payment of the lesser of: (A) Landlord’s Share of the Permitted Allowance Items, if applicable, of the amounts so requested by General Contractor, subject to Section 5.2, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Approved Working Drawings, or due to any substandard work, or any other reasonable grounds and (y) instruct lender or the financial institution holding the Construction Cost Escrow Account to disburse (A) Tenant’s Share of the Permitted Allowance Items requested by General Contractor less the Final Retention and (B) the entire amount of any construction costs which are not Permitted Allowance Items requested by General Contractor less the Final Retention. “Landlord’s Share” shall be a fraction, the numerator of which is the Tenant Improvement Allowance and the denominator of which is the aggregate cost of Permitted Allowance Items as set forth in the Budget. “Tenant’s Share” shall be a fraction, the numerator of which is the portion of the aggregate cost of Permitted Allowance Items that exceeds the Tenant Improvement Allowance, and the denominator of which is the aggregate cost of Permitted Allowance Items as set forth in the Budget. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in General Contractor’s payment request.

5.5 Final Costs. Within sixty (60) days following final completion of the Tenant Improvement Work (including any punch-list items) and acceptance thereof by Tenant, or as soon thereafter as is practicable, Landlord shall deliver a statement to Tenant showing the final cost of the Tenant Improvement Work, and the application of the Tenant Improvement Allowance. Any objection by Tenant to such statement, or any information reported therein, shall be deemed waived if not raised by written notice to Landlord within ten (10) business days following delivery of such statement. Within thirty (30) days following delivery of such statement, Tenant shall pay to Landlord the difference between (i) the final cost of the Tenant Improvement Work, minus (ii) the sum of (A) the Tenant Improvement Allowance, (B) the Initial Construction Deposit, plus (C) any amounts paid by Tenant under Section 5.3 above.

5.6 Construction Administration Costs. Tenant shall pay to Landlord (a) a fee in the amount of one and twenty-five one hundredths percent (1.25%) of the cost of the Tenant Improvement Work to compensate Landlord for administering the Tenant Improvement Work, plus (b) all of Landlord’s actual out-of-pocket costs incurred in connection with the Tenant Improvement Work, including, without limitation, all management, engineering, outside consulting and construction fees incurred by or on behalf of Landlord for the review and approval of the Space Plans and Construction Drawings (collectively, the “Construction Administration Costs”). Landlord shall be entitled to charge the amount of the Construction Administration Costs against the Tenant Improvement Allowance required to be contributed by Landlord hereunder, or if funds are not available from the Tenant Improvement Allowance for such purposes, Tenant will pay such amounts within fifteen (15) days following delivery of Landlord’s invoice.

6. Change Orders. Landlord will not unreasonably withhold its approval of (a) any request by Tenant to amend or change the Approved Working Drawings, or (b) any change or amendment to the Approved Working Drawings that may be necessary to obtain any Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations (any of the foregoing, a “Change Order”), provided such Change Order does not diminish the quality of construction of the Tenant Improvements. Without limiting the generality of the foregoing, however, Tenant acknowledges that it shall not be unreasonable for Landlord to withhold consent to any Change Order if any one of the circumstances listed in clauses (a) through (d) of Section 3.2 of this Work Letter applies. No material changes or modifications to the Approved Working Drawings shall be made unless by written Change Order signed by Landlord and Tenant. Tenant shall pay all costs attributable to Change Orders, including costs incurred by Landlord in reviewing proposed Change Orders (provided that to the extent funds are available, such costs may be paid or reimbursed from the Construction Allowance).

7. Ownership of Tenant Improvements. The Tenant Improvements shall be deemed, effective upon installation, to be a part of the Premises and the Building and shall be deemed to be the property of Landlord (subject to Tenant’s right to use the same during the Term of the Lease), and shall be surrendered at the expiration or earlier termination of the Term, unless Landlord shall have conditioned its approval of the Final Working Drawings or any Change Order on Tenant’s agreement to remove any items thereof, in which event, prior to the expiration or termination of the Term, the specified items shall be removed at Tenant’s expense, any damage caused by such removal shall be repaired, and the Premises shall be restored to their condition existing prior to the installation of the items in question, normal wear and tear excepted. The removal, repair and restoration described above shall, at Landlord’s sole election, be performed either by Tenant or by Landlord; and if such work shall be performed by Landlord, Tenant shall pay to Landlord, within twenty (20) days following Landlord’s demand, the reasonable cost and expense of such work.

8. Miscellaneous.

8.1 Tenant’s Representative. Tenant has designated Russ Testa as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

8.2 Indemnity. Tenant’s indemnity of Landlord as set forth in Article 16 of the Lease shall also apply with respect to any and all costs, losses, damages injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, in connection with the Tenant Improvement Work.

8.3 Days. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days

8.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if an Event of Default as described in Article 20 of the Lease or a default under this Work Letter occurs at any time on or before the Substantial Completion Date, all obligations of Landlord under the terms of this Work Letter shall be deferred until such time as such Event of Default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvement Work caused by such inaction by Landlord).

EXHIBIT D

CONFIRMATION OF TERM

                            , 2007

LEASE DATE:	July , 2006

LANDLORD:	Bay Center Office, LLC

TENANT:	Jamba Juice Company

PREMISES:	Suite , 6475 Christie Avenue, Emeryville, California

Pursuant to Section 3.1.5 of the above-referenced Lease, the Commencement Date as defined in Section 3 shall be                                          and the Expiration Date as defined in the Basic Lease Information shall be                                         .

LANDLORD:

BAY CENTER OFFICE, LLC, a Delaware limited liability company

By:	EmeryOffice, LLC, a Delaware limited liability company Its: Administrative Member

	By:	TMG Partners, a California corporation Its: Manager

By:
Printed Name:
Title:

TENANT:

JAMBA JUICE COMPANY, a California corporation

By:
Printed Name: Don Breen
Title:	Chief Financial Officer

D-1

EXHIBIT E

INFORMATION REGARDING HAZARDOUS MATERIALS

The Project is located on land that originally was part of San Francisco Bay. Landlord has been informed that the Project site was land-filled in the 1950s. The site was later used as a truck terminal. Underground storage tanks were used to store fuel and waste oil. During development of the Project in the late 1980’s, metals, including lead, and various organic compounds including the pesticide DDT and petroleum hydrocarbons, were found in the soil. Methane gas, associated principally with the landfill, was also detected in the soil. Groundwater under the Project was reported to contain organic compounds including petroleum hydrocarbons, together with some heavy metals, phenol and pyrene, and polynuclear aromatic hydrocarbons at low concentrations. Under the supervision of Alameda County environmental regulatory authorities, storage tanks and some soil at the site were removed. Remaining soils containing petroleum hydrocarbons were remediated by aeration or bioremediation, and the entire site (including structures, pavements and landscaped areas) was then “capped” in place as part of Project construction in order to prevent future exposure. Groundwater cleanup was initiated upgradient of the Project, and activities to remove free-product petroleum hydrocarbons from the groundwater beneath the land where the Covered Parking Area is located are ongoing. Methane gas monitors were installed in the Building and the Other Buildings, as well as in the building containing the Covered Parking Area. Reports on the site investigation are available for review at the offices of Landlord’s property manager. This paragraph satisfies California Health & Safety Code § 25359.7.

E-1

EXHIBIT F

BAY CENTER OFFICES

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock, card access or entry devices or install any new or additional locks, card access or entry devices or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall bear the cost of any lock, card access or entry device changes or repairs required by Tenant. Landlord will furnish a reasonable number of keys (one per 1,000 square feet of Rentable Area) for the Premises, and any additional keys, cards or entry devices required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys, cards or entry devices of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys, cards or entry devices so furnished, Tenant shall pay to Landlord the reasonable cost of replacing same or of changing the lock, card or entry device or locks or entry devices opened by such lost key, card access or entry device if Landlord shall deem it necessary to make such changes.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, with the exception of doors that are on magnetic hold open devices.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as is customary for comparable buildings in the vicinity of the Project. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord reasonably designates. Landlord shall have the right to reasonably prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5. No furniture, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

6. The Lease has specific requirements for the form and method of delivery of notices to Landlord under the Lease. However, where a written notice under the Lease is not required (e.g., if Tenant has questions or requests about Tenant’s operational requirements or about the operation of the Building or the Project), Tenant should contact Landlord’s property management staff at the property management office for the Project or at such other office location as designated by Landlord.

7. Other than signage as permitted pursuant to the Lease of which this Exhibit is a part, no sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9. Tenant shall not overload the floor of the Premises, nor, other than Minor Alterations, mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent.

10. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11. Except for limited quantities of standard office, janitorial or other cleaning supplies required for Tenant’s operation in accordance with the Permitted Use, Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material.

12. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

13. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (other than disabled assistance animals), birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15. Except for the Permitted Use under the Lease of which this Exhibit is a part, no cooking shall be done or permitted on the Premises, common areas of the Building or Project, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16. The Premises shall not be used for manufacturing (other than the commercial kitchen use permitted under the Lease of which this Exhibit is a part) or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Lease. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any common areas of the Building or the Project for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Project is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes at such times as Landlord shall designate.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations reasonably established by Landlord or as established by any governmental agency.

22. Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall abide by Landlord’s uniformly enforced regulations concerning the opening and closing of window coverings, which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or common areas of the Building or the Project.

24. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

25. Tenant must comply with reasonable requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

26. Tenant must comply with any non-smoking ordinance adopted by any applicable governmental authority.

27. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28. All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings reasonably approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

29. Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

30. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

31. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

32. Tenant, Tenant’s agents, servants, employees, contractors, licensees or visitors shall not park any vehicles in driveways, service entrances, or areas posted as No Parking.

33. Tenant shall not use the name of Bay Center Offices for any purpose other than as the address of the business to be conducted by Tenant in the Premises, nor in its advertising, stationery (except as the address of the business to be conducted by Tenant in the premises) or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change said name without in any manner being liable to Tenant therefor, but in the event that Landlord voluntarily changes the name or address of the Building or Project, Landlord shall reimburse Tenant for Tenant’s reasonable cost of replacing all of Tent’s then current stock of stationary and business cards containing the changed name or address (as applicable).

34. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of Premises by Tenant, its agents, servants, employees, contractors, visitors, or licensees, the Premises shall be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

35. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, common areas of the Building or the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein, subject to Article 18 to the Lease. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.